Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of January 31, 2012, among

CROWN CASTLE INTERNATIONAL CORP.,

CROWN CASTLE OPERATING COMPANY,

as Borrower,

The Lenders and Issuing Banks Party Hereto and

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent

MORGAN STANLEY SENIOR FUNDING INC.,

as Co-Documentation Agent

RBS SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

SUNTRUST ROBINSON HUMPHREY, INC. and TD SECURITIES,

as Joint Bookrunners

SUNTRUST BANK and TD SECURITIES,

as Co-Syndication Agents

BARCLAYS CAPITAL, CITIBANK, N.A., CRÉDIT AGRICOLE CORPORATE

AND INVESTMENT BANK, J.P. MORGAN SECURITIES LLC and RBC

CAPITAL MARKETS,

as Joint Bookrunners and Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC. and

THE BANK OF TOKYO-MITSUBISHI UFJ LTD.,

as Senior Managing Agents

[CS&M Ref. 8231-064]

i

SCHEDULES:

Schedule 1.01 — Disqualified Equity Interest
Schedule 1.02 — Unrestricted Subsidiaries
Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 3.14 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.09 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Opinion of Cravath, Swaine & Moore LLP
Exhibit B-2 — Form of Opinion of Local Counsel
Exhibit C — Form of Collateral Agreement
Exhibit D — Form of Intercompany Indebtedness Subordination Agreement
Exhibit E — Auction Procedures
Exhibit F — Form of Affiliated Lender Assignment and Assumption
Exhibit G — Form of Maturity Date Extension Request
Exhibit H-1 — Form of Tax Certificate (Foreign Lenders/Not Partnerships)
Exhibit H-2 — Form of Tax Certificate (Foreign Participants/Not Partnerships)
Exhibit H-3 — Form of Tax Certificate (Foreign Participants/Partnerships)
Exhibit H-4 — Form of Tax Certificate (Foreign Lenders/Partnerships)
Exhibit I — Form of Compliance Certificate

v

CREDIT AGREEMENT dated as of January 31, 2012 (this “Agreement”), among CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation, CROWN CASTLE OPERATING COMPANY, a Delaware corporation, the LENDERS and ISSUING BANKS party hereto, THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent, and MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent.

The Borrower has requested that (a) the Tranche A Term Lenders extend credit in the form of Tranche A Term Loans on the Effective Date in an aggregate principal amount not in excess of $500,000,000, (b) the Tranche B Term Lenders extend credit in the form of Tranche B Term Loans on the Effective Date in an aggregate principal amount not in excess of $1,600,000,000 and (c) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lender extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the Aggregate Revolving Exposure will not exceed $1,000,000,000 at any time.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.21(c).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate. Notwithstanding the foregoing, solely in the case of Tranche B Term Loans, in no event shall the Adjusted LIBO Rate at any time be less than 1.00% per annum.

“Administrative Agent” means The Royal Bank of Scotland plc, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

Notwithstanding the foregoing, solely in the case of Tranche B Term Loans, in no event shall the Alternate Base Rate at any time be less than 2.00% per annum.

“Anti-Terrorism Law” means any Requirement of Law relating to money laundering or financing terrorism, including the USA PATRIOT Act, the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act of 1970”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act of 1917 (50 U.S.C. §1 et seq.) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the Aggregate Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration and to any Revolving Lender’s status as a Defaulting Lender.

“Applicable Rate” means, for any day, (a) with respect to any Loan that is a Tranche B Term Loan, (i) 2.00% per annum, in the case of an ABR Loan, and (ii) 3.00% per annum, in the case of a Eurodollar Loan, and (b) with respect to any Loan that is a Tranche A Term Loan, a Revolving Loan or a Swingline Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as applicable, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have heretofore been most recently delivered pursuant to Section 5.01(b) or 5.01(d); provided that until the delivery to the Administrative Agent pursuant to Section 5.01(b) or 5.01(d) as of and for the first two fiscal quarters of the Borrower beginning after the Effective Date, the Applicable Rate shall be the applicable rate per annum set forth below in Category 2:

	September 30,	September 30,	September 30,
Total Net Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 > 5.50:1.00	1.75%	2.75%	0.375%
Category 2 > 4.50:1.00 and ≤ 5.50:1.00	1.50%	2.50%	0.375%

	September 30,	September 30,	September 30,
Total Net Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 3 > 3.50:1.00 and ≤ 4.50:1.00	1.25%	2.25%	0.375%
Category 4 ≤ 3.50:1.00	1.00%	2.00%	0.375%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date that is three Business Days after delivery to the Administrative Agent pursuant to Section 5.01(b) or 5.01(d) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(b) or 5.01(d) or the Compliance Certificate required pursuant to Section 5.01(e) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such Compliance Certificate are delivered.

In the event that any financial statements previously delivered pursuant to Section 5.01(b) or 5.01(d) were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct financial statements for such Applicable Period, (b) the Applicable Rate shall be determined as if the level for such higher Applicable Rate were applicable for such Applicable Period and (c) the Borrower shall within three Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to any Event of Default.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., in their capacity as the joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.

“Auction Manager” means (a) the Administrative Agent or (b) if not the Administrative Agent, any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) and consented to by the Administrative Agent (such consent not to be unreasonably withheld) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Auction Procedures” means the procedures set forth in Exhibit E.

“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(e).

“Australian Intercompany Loans” means, at any time, loans from the Borrower to the Australian Subsidiary or any of its wholly owned subsidiaries outstanding at such time in an aggregate principal amount not exceeding an amount equal to (a) the portion of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d) attributable to the Australian Subsidiary and its wholly owned subsidiaries multiplied by (b) seven.

“Australian Subsidiary” means Crown Castle Australia Holdings Pty Ltd., a company organized under the laws of Australia.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Blocked Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or resides, is organized or chartered or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States of America under any Requirement of Law.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunners” means, collectively, SunTrust Robinson Humphrey, Inc., TD Securities, Barclays Capital, the investment banking division of Barclays Bank PLC, Citibank, N.A., Crédit Agricole Corporate and Investment Bank, J.P. Morgan Securities LLC and RBC Capital Markets, in their capacity as the joint bookrunners for the credit facilities provided for herein.

“Borrower” means Crown Castle Operating Company, a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of a written Borrowing Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03 or 2.04, as applicable.

“Business” has the meaning assigned to such term in Section 3.06(b).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any State thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities described in clause (a) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority of any such State, commonwealth or territory, the securities of which State, commonwealth, territory, political subdivision or taxing authority, as applicable, are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest substantially exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such sovereign nation), in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (g) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, credit and purchasing cards, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Holdings, the Borrower or any Restricted Subsidiary.

“CC Holdings” means CC Holdings GS V LLC, a Delaware limited liability company.

“CC Holdings Notes” means any notes issued from time to time pursuant to the CC Holdings Notes Indenture.

“CC Holdings Notes Guarantors” has the meaning assigned to the term “Guarantors” in the CC Holdings Notes Indenture.

“CC Holdings Notes Indenture” means the Indenture dated as of April 30, 2009 (together with any supplements thereto), among the CC Holdings Notes Issuers, the CC Holdings Notes Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.

“CC Holdings Notes Indenture Documents” means, collectively, the CC Holdings Notes Indenture, the CC Holdings Notes, the CC Holdings Notes Management Agreement and the Security Documents (as defined in the CC Holdings Notes Indenture).

“CC Holdings Notes Issuers” means, at any time, the Issuers (as defined in the CC Holdings Notes Indenture) under the CC Holdings Notes Indenture at such time.

“CC Holdings Notes Management Agreement” means the Management Agreement dated as of April 30, 2009, between CC Holdings and the other entities listed therein, as owners, and Crown USA, as manager.

“CC Holdings Notes Property” means, collectively, the properties (including land and improvements, and all leaseholds, sub-leaseholds, fee and easements) and all related facilities, owned by CC Holdings and its Subsidiaries (as defined in the CC Holdings Notes Indenture).

“CCGS Holdings” means CCGS Holdings Corp., a Delaware corporation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in the Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings, (c) failure of the Continuing Directors to constitute a majority of the board of directors of Holdings or (d) the occurrence of a Specified Change of Control.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Incremental Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment, Tranche B Term Commitment or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Holdings, the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, substantially in the form specified therein (or otherwise approved by the Administrative Agent), duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Person that are reasonably requested by the Administrative Agent;

(b) (i) all outstanding Equity Interests of the Borrower and each Material Subsidiary, in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge (A) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (B) more than 49% of the outstanding Equity Interests of each of the Borrower, Crown USA, CCGS Holdings, Global Signal Operating Partnership, L.P., a Delaware limited partnership, and each other Material Subsidiary (including, upon consummation of the WCP Acquisition, each Material Subsidiary, if any, directly owned by Crown Castle Towers 06-2 LLC, a Delaware limited liability company) if the pledge or other transfer of more than 49% of the Equity Interests of such Material Subsidiary would result in an event of default under any Securitization Document or (C) Equity Interests of any Material Subsidiary to the extent that the pledge of such Equity Interests is prohibited by any Securitization Document (in any case, if applicable, with or without Rating Agency Confirmation (as such term is defined in the applicable Securitization Indenture)), and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of Holdings, the Borrower and each Restricted Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, deposit account control agreements and securities account control agreements required by law or reasonably requested by the Administrative Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement shall have been executed, filed, registered or recorded or delivered to the Administrative Agent for execution, filing, registration or recording; and

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 6.02.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if and for so long as the Administrative Agent reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material Taxes on Lenders)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Furthermore, the Collateral shall not include, with respect to that portion of the Obligations the pledge of Collateral under the Security Documents with respect to which would result in a requirement to secure the 9% Senior Notes due 2015 and/or the 7.125% Senior Notes due 2019 (in each case, issued by Holdings) on an equal and ratable basis, any assets of Holdings other than the Equity Interests in the Borrower held by Holdings (and the proceeds thereof) and any other assets of Holdings that may be pledged to secure such portion of the Obligations without requiring such 9% Senior

Notes due 2015 and/or 7.125% Senior Notes due 2019 to be so secured. The Administrative Agent may, in its sole discretion, grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of Guarantees by any Designated Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Effective Date) where it determines that such perfection or obtaining of title insurance or legal opinions cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Term Commitment, Tranche B Term Commitment or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit I or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.22(b).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense and consolidated gross receipts tax expense, in each case for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary and non-recurring charges for such period, (v) non-cash charges for such period (but excluding any such non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any such charge that results from the write-down or write-off of inventory); provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to this subclause (v) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made, (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder; provided that the aggregate amount of fees and expenses added back pursuant to this subclause (vi) during any fiscal year of the Borrower in respect of any such issuances, acquisitions, investments, asset sales and divestitures that were proposed and abandoned shall not exceed $5,000,000, (vii) charges incurred during such period in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, (viii) any losses during such period attributable to cash payments relating to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (ix) unrealized losses during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement and (x) any expense during such period relating to defined benefits pension or post-retirement benefit plans for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) consolidated interest income for such period, (ii) any extraordinary and non-recurring gains for such period, (iii) any income relating to defined benefits pension or post-retirement benefit plans, (iv) any gains attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement and (v) unrealized gains attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for such fiscal quarter multiplied by four to (b) Consolidated Pro Forma Debt Service determined as of such date.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to (x) reflect any charge, tax or expense incurred or accrued by Holdings during such period attributable to the operations of the Borrower and the Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made any Restricted Payment or other payment to or for the account of Holdings in respect thereof and (y) exclude non-cash minority interests); provided that, without duplication, there shall be (a) included the income of any Person that is not the Borrower or a consolidated Restricted Subsidiary to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Borrower or any consolidated Restricted Subsidiary during such period, (b) excluded the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) excluded gains and losses from discontinued operations (other than from components that are held for disposal but which have not yet been so disposed) and (d) excluded after-tax gains and losses attributable to non-ordinary course dispositions of assets.

“Consolidated Pro Forma Debt Service” means, as of the last day of any fiscal quarter of the Borrower, the aggregate amount of interest that the Borrower and the Restricted Subsidiaries will be required to pay over the succeeding twelve months on the principal balance of the Indebtedness of the Borrower and the Restricted Subsidiaries (excluding any Indebtedness of the Borrower or any Restricted Subsidiary that has been purchased by, or is otherwise owing to, Holdings, the Borrower or any Restricted Subsidiary) then outstanding based on the then current interest rate for such Indebtedness.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means the directors of Holdings on the Effective Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Crown USA” means Crown Castle USA Inc., a Pennsylvania corporation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or any other applicable jurisdiction from time to time in effect.

“Declining Lender” has the meaning assigned to such term in Section 2.22(b).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Revolving Lender or, on or prior to the earliest to occur of (x) the Tranche A Draw-Down Date, (y) the Tranche A Draw-Down Deadline Date and (z) the termination of the Tranche A Term Commitments, any Tranche A Term Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender or Tranche A Term Lender, as applicable, notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s or such Tranche A Term Lender’s, as applicable, good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified

Holdings, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s or such Tranche A Term Lender’s, good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender or such Tranche A Term Lender, as applicable, that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Revolving Lender or such Tranche A Term Lender, as applicable, shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such written certification or (d) has become the subject of a Bankruptcy Event. Any determination by the Administrative Agent or the Borrower that a Lender is a Defaulting Lender under any one or more of clause (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Credit Party.

“Designated Securitization Indebtedness” means any Indebtedness assumed or incurred under clause (vi) of Section 6.01(a) or incurred under clause (xviii) of Section 6.01(a), in each case that is designated as “Designated Securitization Indebtedness” in a writing delivered to the Administrative Agent by the Borrower substantially concurrently with such assumption or incurrence; provided that (a) such Indebtedness was incurred or refinanced or replaced Indebtedness that was incurred (in each case, in the case of Indebtedness assumed under clause (vi) of Section 6.01(a)) or is incurred (in the case of Indebtedness incurred under clause (vi) or clause (xviii) of Section 6.01(a)), in each case for the purpose of securitizing or otherwise financing wireless communications towers, tower-related assets (including distributed antenna networks) or any assets or businesses reasonably related thereto and (b) such Indebtedness contains terms that are market terms for such financing on the date such Indebtedness was incurred (in the case of Indebtedness assumed under clause (vi) of Section 6.01(a)) or is incurred (in the case of Indebtedness incurred under clause (vi) or clause (xviii) of Section 6.01(a)) (as determined reasonably and in good faith by the Borrower).

“Designated Subsidiary” means each wholly owned Restricted Subsidiary other than (a) a Restricted Subsidiary that is a Foreign Subsidiary, (b) a Restricted Subsidiary that is not a Material Subsidiary; provided that the term “Designated Subsidiary” shall include any Restricted Subsidiary described in this clause (b) that is designated as a “Designated Subsidiary” in accordance with Section 5.11(b) and (c) a Restricted Subsidiary that is directly or indirectly prohibited from granting a Guarantee or security interest in its assets by any Securitization Document.

“Disclosed Matters” means the actions, suits, investigations and proceedings and the environmental matters, in each case disclosed in Schedule 3.06.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interest, in each case of clauses (a) through (c) above, prior to the date that is 91 days after the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a “change in control” (or any analogous event) or a sale of assets shall not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that such issuer may not redeem any such Equity Interests pursuant to such provisions unless such redemption complies with Section 6.07 and (ii) any Equity Interests of Holdings, the Borrower or any Restricted Subsidiary outstanding as of the Effective Date and listed on Schedule 1.01 shall be deemed not to be Disqualified Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or a Defaulting Lender.

“Environmental Laws” means any and all Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any

Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or that it intends to terminate or has terminated under Section 4241 or 4245 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of January 9, 2007, by and among Holdings, the Borrower, certain subsidiaries of Holdings, the lenders from time to time parties thereto and The Royal Bank of Scotland plc, as administrative agent (as amended, supplemented, restated or otherwise modified prior to the Effective Date).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(b).

“FAA” means the Federal Aviation Administration or any Governmental Authority at any time substituted therefor.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission or any Governmental Authority at any time substituted therefor.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Pension Plan” means any employee pension benefit plan that is subject to applicable pension legislation other than ERISA or the Code, which the Borrower or its Subsidiaries sponsors or maintains, or to which it makes or is obligated to make contributions with respect to which it may have any liability, outside of the United States of America.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Signal Notes” means any notes issued from time to time pursuant to the Global Signal Notes Indenture.

“Global Signal Notes Guarantor” means Global Signal Holdings III, LLC, a Delaware limited liability company.

“Global Signal Notes Indenture” means the Indenture dated as of July 31, 2009 (together with any supplements thereto), between the Global Signal Notes Issuers, as issuers of the Global Signal Notes, the Global Signal Notes Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Global Signal Notes Indenture Documents” means, collectively, the Global Signal Notes Indenture, the Global Signal Notes, the Global Signal Notes Management Agreement and the other Transaction Documents (as defined in the Global Signal Notes Indenture).

“Global Signal Notes Issuers” means, at any time, the Issuers (as defined in the Global Signal Notes Indenture) under the Global Signal Notes Indenture at such time.

“Global Signal Notes Management Agreement” means the Management Agreement dated as of July 31, 2009, between Pinnacle Towers Acquisition Holdings LLC, a Delaware limited liability company, and the subsidiaries thereof from time to time party thereto, as owners, and Crown USA, as manager.

“Global Signal Notes Tower Sites” means, collectively, the wireless communication towers owned, leased or managed by the Global Signal Notes Issuers.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, including a reimbursement, counterindemnity or similar obligation and, in each case, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) guaranteeing or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other

Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Responsible Officer)). The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Holdings” means Crown Castle International Corp., a Delaware corporation.

“Holdings Consolidated Net Income” means, for any period, the net income or loss of Holdings and its subsidiaries (other than the Unrestricted Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP (adjusted to exclude non-cash minority interests); provided that there shall be (a) included the income of any Person that is not Holdings or a consolidated subsidiary of Holdings to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to Holdings or any consolidated subsidiary of Holdings during such period, (b) excluded the cumulative effect of a change in accounting principles, (c) excluded gains and losses from discontinued operations (other than from components that are held for disposal but which have not yet been so disposed) and (d) excluded after-tax gains and losses attributable to non-ordinary course dispositions of assets.

“Holdings Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date minus Unrestricted Cash on such date to (b) Consolidated EBITDA for the most recently ended fiscal quarter of Holdings for which financial statements are required to have been delivered pursuant to Section 5.01(a) or 5.01(c) multiplied by four; provided that, solely for the purpose of calculating the Holdings Leverage Ratio, (i) each reference to “the Borrower” in the terms “Total Indebtedness” and “Unrestricted Cash” will be deemed to be a reference to “Holdings”, (ii) each reference to “the Restricted Subsidiaries” in the terms “Total Indebtedness” and “Unrestricted Cash” will be deemed to be a reference to “its subsidiaries (other than Unrestricted Subsidiaries)” and (iii) each reference to “Consolidated Net Income” in the definition of the term “Consolidated EBITDA” will be deemed to be a reference to “Holdings Consolidated Net Income”.

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.21(c).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable and not thereafter promptly paid. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated January 2012, relating to the Transactions.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, technology and processes, any applications or registrations for any of the foregoing, any licenses for any of the foregoing and all rights to sue at law or in equity for any infringement, misappropriation, dilution or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit D pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Intercreditor Agreement” means an intercreditor agreement in a form approved by each of the Administrative Agent and the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of a written Interest Election Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) The Royal Bank of Scotland plc and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an

Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR 01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in an amount comparable to the amount of such Eurodollar Borrowing and with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” means any license, authorization, permit, consent, franchise, ordinance, registration, certificate, agreement, determination or other right filed with, granted by or entered into by a Governmental Authority that permits or authorizes the ownership, construction, management or maintenance of a Tower Site or the use of a Tower Site for communications.

“Licensing Authority” means a Governmental Authority that has granted a License.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, license or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, the Collateral Agreement, the other Security Documents, any Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans or Term Commitments of such Class representing more than 50% of the aggregate principal amount of all Term Loans or Term Commitments, as applicable, of such Class outstanding at such time.

“Management Agreements” means, collectively, the Tower Notes Management Agreement, the Global Signal Notes Management Agreement, the CC Holdings Notes Management Agreement and the WCP Notes Management Agreement, as well as any similar agreement entered into by any Subsidiary in connection with any Securitization Indenture and containing terms that are market terms for such an agreement on the date such agreement became effective (as determined reasonably and in good faith by the Borrower).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of (i) solely with respect to the representation and warranty under Section 3.04(e) to be made on the Effective Date pursuant to Section 4.02(a), Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, and (ii) otherwise, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights of or benefits available to the Administrative Agent or Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary (a) the total assets of which equal 5% or more of the consolidated total assets of the Borrower and the Restricted Subsidiaries or (b) the gross revenues of which equal 5% or more of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(b) or 5.01(d) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined total assets or combined gross revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower and the Restricted Subsidiaries or 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated gross revenues, as applicable, until such excess shall have been eliminated.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Maturity Date, the Tranche B Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans, as the context requires.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit G hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.22.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning Holdings, the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning Holdings, the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received by the Borrower or any Restricted Subsidiary in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Borrower and the Restricted Subsidiaries to Persons other than Affiliates of the Borrower or any Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries in

accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“NextG” means NextG Networks, Inc., a Delaware corporation.

“NextG Acquisition” means the acquisition by Holdings and its subsidiaries of NextG and its subsidiaries pursuant to and in accordance with the terms of the NextG Merger Agreement.

“NextG Merger Agreement” means the Agreement and Plan of Merger dated as of December 15, 2011, among Holdings, Crown Castle NG Acquisitions Corp., a Delaware corporation, NextG and Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations and (c) all the Secured Hedging Obligations.

“Other Connection Tax” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b) or 9.02(c)).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, (ii) in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements and (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in subclauses (i) and (ii) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in subclause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases or consignment arrangements entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement, in each case to the extent covering the assets so licensed, leased, sublicensed or subleased;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(m) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Refinancing Notes” means any senior notes of the Borrower, together with the Guarantees thereof by any Loan Party, incurred to refinance the Term Loans; provided that (a) on the date of the issuance or incurrence thereof, 100% of the Net Proceeds of such Indebtedness shall be applied to prepay Term Loans of any Class in accordance with Section 2.11(a) (and any such prepayment of Term Loans of such Class shall be applied ratably to reduce the subsequent scheduled amortization payments to be made pursuant to Section 2.10), (b) the stated final maturity of such Indebtedness shall not be earlier than the Maturity Date applicable to the Term Loans being prepaid, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Maturity Date (it being understood and agreed that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof), (c) the weighted average life to maturity of such Indebtedness shall not be earlier than the remaining weighted average life to maturity of the Term Loans being prepaid, (d) such Indebtedness contains terms and conditions (excluding pricing, premiums, prepayment or redemption provisions, maturity or amortization) that are market terms on the date such Indebtedness is incurred (as determined in good faith by the Borrower) or are not materially more restrictive, taken as a whole, than the covenants and events of default contained in this Agreement (as determined in good faith by the Borrower), (e) the Borrower shall be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and the application of the proceeds therefrom) with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), (f) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (g) no Subsidiary that is not a Loan Party shall Guarantee, or grant a security interest in its assets to secure, the obligations of the Borrower under such Indebtedness and (h) if such Indebtedness is in the form of senior secured notes, then (i) such Indebtedness shall be secured by the Collateral on a pari passu (but without regard to the control of remedies) or junior basis with the Obligations and shall not be secured by any assets of any Loan Party other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iii) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement or, if an Intercreditor Agreement has previously been entered into in connection with any other Permitted Refinancing Notes, execute a joinder to the then existing Intercreditor Agreement in substantially the form provided in the Intercreditor Agreement or any other form approved by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings, the Borrower or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Escrow Account” has the meaning assigned to such term in Section 2.11(g).

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of the Borrower or any Restricted Subsidiary, other than (i) dispositions permitted under Section 6.05 (other than clauses (k) and (m) thereof) and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $20,000,000 for all such dispositions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary, other than such events resulting in aggregate Net Proceeds not exceeding $20,000,000 for all such events during any fiscal year of the Borrower; or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness (i) permitted to be incurred under Section 6.01(a) or (ii) permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum announced from time to time by The Royal Bank of Scotland plc as its prime rate in effect at its principal office. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties that is secured by Liens and outstanding as of such date in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, but excluding obligations, contingent or otherwise, of such Restricted Subsidiaries as an account party or applicant in respect of acceptances, letters of credit, surety bonds, letters of guaranty or similar arrangements, unless such acceptance, letter of credit, surety bond or letter of guaranty supports an obligation that constitutes Indebtedness.

“Priority Lien Leverage Ratio” means, on any date, the ratio of (a) Priority Indebtedness (excluding any Indebtedness of the Borrower or any Restricted Subsidiary that has been purchased by, or is otherwise owing to, Holdings) on such date minus Unrestricted Cash on such date to (b) Consolidated EBITDA for the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d) multiplied by four.

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.11 and 6.12 or otherwise for purposes of determining the Priority Lien Leverage Ratio, the Total Net Leverage Ratio, the Holdings Leverage Ratio, the Consolidated Interest Coverage Ratio or any other financial ratio set forth herein as of any date, that such calculation shall give pro forma effect to all acquisitions (other than any de minimis acquisitions), all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms), all sales, transfers or other dispositions of any material assets outside the ordinary course of business and any prepayments or repayments of Indebtedness, in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any transaction shall be permitted hereunder, since the beginning of) the fiscal quarter (or four fiscal quarter period, as applicable) of the Borrower most recently ended on or prior to such date as if they occurred on the first day of such fiscal quarter (or four fiscal quarter period, as applicable) (including expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Responsible Officer or (b) in the case of an acquisition, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition; provided that (i) the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (b), together with reasonably detailed evidence in support thereof, and (ii) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of twelve months).

“Properties” has the meaning assigned to such term in Section 3.06(b).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Purchasing Borrower Party” means any of Holdings or any of its subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Rate” means, for any day, the Adjusted LIBO Rate as of such day for a Eurodollar Borrowing with an Interest Period of three months’ duration (without giving effect to the last sentence of the definition of the term “Adjusted LIBO Rate” herein).

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Refinancing Indebtedness” means, in respect of any Indebtedness (including any Indebtedness that is to be refinanced substantially contemporaneously therewith, the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal, replacement or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than the earlier of (A) the stated final maturity of such Original Indebtedness and (B) the 91st day following the Latest Maturity Date or (ii) the weighted average life to maturity of such Refinancing Indebtedness is not shorter than the remaining weighted average life to maturity of such Original Indebtedness; provided that, for purposes of this subclause (ii), in the case of any Original Indebtedness that is being refinanced that contains an anticipated repayment date (or an analogous concept) by which such Original Indebtedness must be repaid in full in order to avoid dividend or other “cash trap” restrictions, the stated final maturity of such Original Indebtedness (for purposes of determining the weighted average life to maturity of such Original Indebtedness) shall be deemed to be such anticipated repayment date; (c) such Refinancing Indebtedness shall not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Original Indebtedness, other than obligors and contingent obligors that are not Loan Parties; (d) such Refinancing Indebtedness contains terms and conditions (excluding pricing, premiums, prepayment or redemption provisions, maturity and amortization) that are market terms on the date such Refinancing Indebtedness is incurred (as determined in good faith by the Borrower) or are not materially more restrictive, taken as a whole, than the covenants and events of default contained in this Agreement (as determined in good faith by the Borrower); and (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders (as determined in good faith by the Borrower).

“Refinancing Lenders” means, collectively, the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans” means, collectively, the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Lender” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Lender” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Loan Commitments” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Register” has the meaning assigned to such term in Section 9.04(b).

“REIT” means a “real estate investment trust” as defined and taxed under Section 856-860 of the Code.

“REIT Conversion” means a plan to restructure Holdings’s, the Borrower’s or any Restricted Subsidiary’s assets, liabilities or business operations, including transfers of assets among Holdings, the Borrower and the Restricted Subsidiaries, a merger of Holdings, the Borrower or any Restricted Subsidiary with and into an Affiliate thereof and a distribution by Holdings or the Borrower of its earnings and profits for Federal income tax purposes, in each case in connection with making a REIT Election.

“REIT Election” means an election by Holdings, the Borrower or any Restricted Subsidiary to be treated as a REIT.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Tranche B Term Loans concurrently with the incurrence by the Borrower of any long-term bank debt financing or any other financing similar to the Tranche B Term Loans, in each case having a lower all-in yield (including, in addition to the applicable coupon, any interest rate “floors”, upfront or similar fees and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness) than the all-in yield applicable to the Tranche B Term Loans (including, in addition to the applicable coupon, any interest rate “floors”, upfront or similar fees and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel or treasurer of the Borrower, but, in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted” means, when used in reference to cash or Cash Equivalents of any Person, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP (unless such classification results solely from any Lien referred to in clause (b) below) or (b) are controlled by or subject to any Lien or other preferential arrangement in favor of any creditor, other than Liens created under the Loan Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,000,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure, in each case at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means January 31, 2017, as the same may be extended pursuant to Section 2.22.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of Holdings, the Borrower and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, (b) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or that, as of the Effective Date, is committed to become a Lender via assignment) or (c) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of Holdings, the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date (or that, as of the Effective Date, is committed to become a Lender via assignment) or (c) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Arranger, (d) each Issuing Bank, (e) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (h) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Documents” means, collectively, the CC Holdings Notes Indenture Documents, the Global Signal Notes Indenture Documents, the Tower Notes Indenture Documents, the WCP Notes Indenture Documents and any other Transaction Documents (as such term or any analogous term is defined in the applicable Securitization Indenture) entered into in connection with any Securitization Indenture described in clause (b) or (c) of the definition thereof.

“Securitization Entities” means, collectively, the Securitization Issuers, the Securitization Guarantors, the Tower Notes Asset Entities, the WCP Notes Asset Entities and any other Asset Entities (as such term or any analogous term is defined in the applicable Securitization Indenture).

“Securitization Guarantors” means, collectively, the CC Holdings Notes Guarantors, the Global Signal Notes Guarantor, the Tower Notes Guarantor, the WCP Notes Guarantors and each other Subsidiary that is required pursuant to the terms of any Securitization Indenture to Guarantee the Indebtedness with respect to the Securitization

Notes issued pursuant to or incurred under such Securitization Indenture; provided that (a) in respect of any Securitization Indenture described in clause (c) of the definition thereof, no Subsidiary that is a Loan Party at the time of the incurrence of such Refinancing Indebtedness may be a Securitization Guarantor and (b) in respect of any Securitization Indenture described in clause (b) of the definition thereof, no Subsidiary that is a Loan Party at the time of the designation of such Indebtedness as “Designated Securitization Indebtedness” may be a Securitization Guarantor.

“Securitization Indenture” means, collectively, (a) the CC Holdings Notes Indenture, the Global Signal Notes Indenture, the Tower Notes Indenture and the WCP Notes Indenture, (b) any agreement, indenture or other instrument under which any Designated Securitization Indebtedness has been issued or incurred and (c) any agreement, indenture or other instrument under which Refinancing Indebtedness with respect to the Securitization Notes issued pursuant to or incurred under the agreements, indentures or other instruments referenced in clauses (a) and (b) of this definition has been issued or incurred.

“Securitization Issuers” means, collectively, the CC Holdings Notes Issuers, the Global Signal Notes Issuer, the Tower Notes Issuers, the WCP Notes Issuers and any other Subsidiary that issues or incurs Securitization Notes; provided that (a) in respect of any Securitization Indenture described in clause (c) of the definition thereof, no Subsidiary that is a Loan Party at the time of the incurrence of such Refinancing Indebtedness may be a Securitization Issuer and (b) in respect of any Securitization Indenture described in clause (b) of the definition thereof, no Subsidiary that is a Loan Party at the time of the designation of such Indebtedness as “Designated Securitization Indebtedness” may be a Securitization Issuer.

“Securitization Notes” means, collectively, any notes or any other Indebtedness from time to time issued pursuant to or incurred under any Securitization Indenture.

“Security Documents” means the Collateral Agreement and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11 or 5.12 to secure any of the Obligations.

“Specified Change of Control” means a “Change of Control” or any defined term having a comparable purpose contained in the documentation governing any Indebtedness of the Borrower in an aggregate principal amount exceeding $20,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors and any other banking authority (domestic or foreign) to which the Administrative Agent or any Lender (including any branch, Affiliate or fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Restricted Subsidiary that is or, after the date hereof, becomes a party to the Collateral Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be such Revolving Lender’s Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means The Royal Bank of Scotland plc, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” means, collectively, the Tranche A Term Commitments, Tranche B Term Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means, collectively, the Tranche A Term Lenders, the Tranche B Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means, collectively, the Tranche A Term Loans, the Tranche B Term Loans and any Incremental Term Loans.

“Total Indebtedness” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, but excluding obligations, contingent or otherwise, of the Borrower and the Restricted Subsidiaries as an account party or applicant in respect of acceptances, letters of credit, surety bonds, letters of guaranty or similar arrangements, unless such acceptance, letter of credit, surety bond or letter of guaranty supports an obligation that constitutes Indebtedness.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness (excluding any Indebtedness of the Borrower or any Restricted Subsidiary that has been purchased by, or is otherwise owing to, Holdings) on such date minus Unrestricted Cash on such date to (b) Consolidated EBITDA for the most recently ended fiscal quarter of the Borrower (or, if so specified herein, for the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d)) multiplied by four.

“Tower Notes” means any notes issued from time to time pursuant to the Tower Notes Indenture.

“Tower Notes Asset Entities” means, at any time, the Asset Entities (as defined in the Tower Notes Indenture) under the Tower Notes Indenture at such time.

“Tower Notes Guarantor” means CC Towers Guarantor LLC, a Delaware limited liability company.

“Tower Notes Indenture” means the Indenture dated as of June 1, 2005 (together with any supplements thereto), between the Tower Notes Issuers, as issuers of the Tower Notes, and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as trustee.

“Tower Notes Indenture Documents” means, collectively, the Tower Notes Indenture, the Tower Notes, the Tower Notes Management Agreement and the other Transaction Documents (as defined in the Tower Notes Indenture).

“Tower Notes Issuers” means, at any time, the Issuers (as defined in the Tower Notes Indenture) under the Tower Notes Indenture at such time.

“Tower Notes Management Agreement” means the Management Agreement dated as of June 8, 2005, between Crown Castle Towers LLC and the subsidiaries thereof from time to time party thereto, as owners, and Crown USA, as manager.

“Tower Notes Tower Sites” means, collectively, the wireless communication towers that are part of the assets of the Tower Notes Asset Entities.

“Tower Sites” means, collectively, the Tower Notes Tower Sites, the Global Signal Notes Tower Sites, the CC Holdings Notes Properties and the WCP Notes Assets and any substantially similar assets securitized or otherwise financed under any other Securitization Indenture.

“Tranche A Availability Period” means the period from and including the Effective Date to and including the Tranche A Draw-Down Deadline Date, unless the Tranche A Term Commitments are terminated earlier than the Tranche A Draw-Down Deadline Date.

“Tranche A Draw-Down Date” means the date, if any, on which the Borrower makes a Tranche A Term Borrowing.

“Tranche A Draw-Down Deadline Date” means April 1, 2012.

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $500,000,000.

“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche A Term Maturity Date” means January 31, 2017, as the same may be extended pursuant to Section 2.22.

“Tranche A Ticking Fee Payment Date” has the meaning assigned to such term in Section 2.12(c).

“Tranche B Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Term Commitments is $1,600,000,000.

“Tranche B Term Lender” means a Lender with a Tranche B Term Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Tranche B Term Maturity Date” means January 31, 2019, as the same may be extended pursuant to Section 2.22.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the repayment in full of all obligations under the Existing Credit Agreement , the termination of all commitments thereunder and the release of all Guarantees and Liens in respect thereof and (c) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Cash” means, as of any date, the aggregate amount of cash and Cash Equivalents owned on such date by the Borrower and the Restricted Subsidiaries and constituting the proceeds of issuances of Equity Interests of Holdings and incurrences of Indebtedness for refinancings of Indebtedness or acquisitions or other investments permitted hereunder; provided that such cash and Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means (a) any Subsidiary listed on Schedule 1.02 and (b) (i) any Subsidiary created, acquired or activated by the Borrower or any Restricted Subsidiary after the date hereof and designated as such by the Borrower substantially concurrently with such creation, acquisition or activation and (ii) any Subsidiary of such Designated Subsidiary; provided that in order to continue to qualify as an Unrestricted Subsidiary, (A) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guarantee, by operation of law or otherwise) against the Borrower or any Restricted Subsidiary in respect of any Indebtedness or other obligation of any such Subsidiary; (B) no default with respect to any Indebtedness of any such

Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary) shall permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; and (C) at the time of such designation, no Event of Default shall have occurred and be continuing or would result therefrom. Notwithstanding anything to the contrary contained in this Agreement, (x) the Australian Subsidiary shall not be an Unrestricted Subsidiary and (y) no Securitization Entity shall be an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“WCP” means Wireless Capital Partners, LLC, a Delaware limited liability company.

“WCP Acquisition” means the acquisition by the Borrower and its subsidiaries of certain assets of WCP pursuant to and in accordance with the terms of the WCP Acquisition Agreement.

“WCP Acquisition Agreement” means the Purchase Agreement dated as of January 12, 2012, among WCP, MW Cell Holdings REIT LLC, a Delaware limited liability company, MW Cell Investments LLC, a Delaware limited liability company, and MW Cell Holdings TRS LLC, a Delaware limited liability company, as sellers, Crown Castle Towers 06-2 LLC, as purchaser, and the Borrower, as purchaser guarantor.

“WCP Notes” means any notes issued from time to time pursuant to the WCP Notes Indenture.

“WCP Notes Asset Entities” means, at any time, the Asset Entities (as defined in the WCP Notes Indenture) under the WCP Notes Indenture at such time.

“WCP Notes Assets” means, collectively, all assets of the WCP Notes Asset Entities.

“WCP Notes Guarantors” means the Guarantors (as such term is defined in the WCP Notes Indenture).

“WCP Notes Indenture” means the Indenture dated as of November 9, 2010 (together with any supplements thereto), between the WCP Notes Issuers and the WCP Notes Asset Entities, as obligors, and Deutsche Bank Trust Company Americas, as trustee.

“WCP Notes Indenture Documents” means, collectively, the WCP Notes Indenture, the WCP Notes, the WCP Notes Management Agreement and the other Transaction Documents (as defined in the WCP Notes Indenture).

“WCP Notes Issuers” means, at any time, the Issuers (as defined in the WCP Notes Indenture) under the WCP Notes Indenture at such time.

“WCP Notes Management Agreement” means the Management Agreement dated as of November 9, 2010, between the WCP Notes Issuers, the WCP Notes Assets Entities and WCP, as manager.

“Weighted Average Yield” means, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”, but excluding any arrangement, commitment, structuring and underwriting fees paid or payable to the arrangers (or similar titles) or their affiliates, in each case in their capacities as such, in connection with such Loans; provided that (a) for purposes of calculating the Weighted Average Yield for any Incremental Term Loan, original issue discount shall be equated to interest based on an assumed four-year life to maturity (or, if less, the remaining life to maturity) and (b) with respect to the calculation of the Weighted Average Yield of the Tranche B Term Loans in connection with any Incremental Term Loans, (i) to the extent that the Reference Rate on the effective date of such Incremental Term Loans is less than 1.00%, then the amount of such difference shall be deemed to be added to the Weighted Average Yield for the Tranche B Term Loans solely for the purpose of determining whether an increase in the interest rate for the Tranche B Term Loans shall be required pursuant to Section 2.21(b) and (ii) to the extent that the Reference Rate on the effective date of such Incremental Term Loans is less than the interest rate floor, if any, applicable to such Incremental Term Loans, then the amount of such difference shall be deemed to be added to the Weighted Average Yield of such Incremental Term Loans solely for the purpose of determining whether an increase in the interest rate for the Tranche B Term Loans shall be required pursuant to Section 2.21(b).

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar

Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, refinanced, renewed, replaced or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements, refinancings, renewals, replacements or other modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (except that, for purposes of Sections 6.11 and 6.12 and otherwise for purposes of determining the Priority Lien Leverage Ratio, the Total Net Leverage Ratio, the Holdings Leverage Ratio, the Consolidated Interest Coverage Ratio and any other financial ratio set forth herein, GAAP shall be determined on the basis of such principles in effect on the Effective Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01(a) or 5.01(b), as applicable); provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which any acquisition (other than any de minimis acquisitions) or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining compliance with the covenants contained in Sections 6.11 and 6.12, or otherwise for purposes of determining the Priority Lien Leverage Ratio, the Total Net Leverage Ratio, the Holdings Leverage Ratio, the Consolidated Interest Coverage Ratio or any other financial ratio set forth herein, calculations with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche A Term Loan to the Borrower during the Tranche A Availability Period in a principal amount not exceeding its Tranche A Term Commitment, (b) to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Term Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. All Loans shall be denominated in dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several (and not joint and several) and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or, subject to the limitations set forth in Section 2.04(a), a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mailed pdf (or similar electronic submission reasonably acceptable to the Administrative Agent) or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Borrowing, Tranche B Term Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement in accordance with Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that as of such date Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans, denominated in dollars, to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall be confirmed promptly by hand delivery, e-mailed pdf (or similar electronic submission reasonably acceptable to the Administrative Agent) or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower to an account designated by the Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, to such Revolving Lenders and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary Loan Party so long as the Borrower and such Subsidiary Loan Party are co-applicants in respect of such Letter of Credit), denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided that all information required by the applicable Issuing Bank pursuant to Section 9.15 shall have been delivered by the Borrower and such Subsidiary Loan Party. Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section 2.05), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $50,000,000, (ii) the Aggregate Revolving Exposure shall not exceed the Aggregate

Revolving Commitment and (iii) following the effectiveness of any Maturity Date Extension Request with respect to the Revolving Commitments, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to Section 2.22.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that any Letter of Credit may, upon the request of the Borrower, with the approval of the applicable Issuing Bank, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed. For the avoidance of doubt, if the Revolving Maturity Date shall be extended pursuant to Section 2.22, “Revolving Maturity Date” as referenced in this paragraph shall refer to the Revolving Maturity Date as extended pursuant to Section 2.22; provided that, notwithstanding anything in this Agreement (including Section 2.22 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section 2.05, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if the amount of such LC Disbursement is $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section 2.05.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b), 2.20(c) or 2.22(d). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid)

shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the tenth Business Day following the date of delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mailed pdf (or similar electronic submission reasonably acceptable to the Administrative Agent) or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of any Class has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing (or Eurodollar Borrowing of the applicable Class, as applicable) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Term Commitments shall automatically terminate on the earlier to occur of (A) the funding of a Tranche A Term Borrowing and (B) 5:00 p.m., New York City time, on the Tranche A Draw-Down Deadline Date, (ii) the Tranche B Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date and (iii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to Section 2.11(d), the Borrower shall repay Tranche A Term Borrowings, if any, on the last day of each March, June, September and December, beginning with the first such date after the Tranche A Draw-Down Date, in an aggregate principal amount equal to (i) for each such date occurring on or prior to the second anniversary of the Tranche A Draw-Down Date, 1.25% of the aggregate principal amount of the Tranche A Term Borrowings outstanding on the Tranche A Draw-Down Date, (ii) for each such date occurring after the second anniversary of the Tranche A Draw-Down Date but on or prior to the third anniversary of the Tranche A Draw-Down Date, 1.875% of the aggregate principal amount of the Tranche A Term Borrowings outstanding on the Tranche A Draw-Down Date and (iii) for each such date occurring after the third anniversary of the Tranche A Draw-Down Date but prior to the Tranche A Term Maturity Date, 2.50% of the aggregate principal amount of the Tranche A Term Borrowings outstanding on the Tranche A Draw-Down Date.

(b) Subject to adjustment pursuant to Section 2.11(d), the Borrower shall repay Tranche B Term Borrowings on the last day of each March, June, September and December, beginning with March 31, 2012, and ending with the last such day to occur prior to the Tranche B Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Tranche B Term Borrowings (for purposes of clarity, without giving effect to any original issue discount on the funding thereof) outstanding on the Effective Date.

(c) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Term Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Term Maturity Date.

(d) Prior to any repayment of any Term Borrowings of any Class under this Section 2.10, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed promptly by hand delivery, e-mailed pdf (or similar electronic submission reasonably acceptable to the Administrative Agent) or facsimile) of such selection not later than 12:00 noon, New York City time, three Business Days before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but not an obligation, to minimize breakage costs that would be owed under Section 2.16. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.11 and Section 2.16.

(b) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received (and, in the case of a Prepayment Event described in clause (a) or

(b) of the definition thereof, solely to the extent that such Net Proceeds are not required to be applied to the redemption, repurchase or repayment of any Securitization Notes pursuant to the terms of the applicable Securitization Indenture), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire assets useful in the business of the Borrower or the Restricted Subsidiaries and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period (or within a period of 180 days thereafter if by the end of such initial 360-day period the Borrower or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such assets), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided further that, with respect to any Prepayment Event described in clause (a) or (b) of the definition thereof, no prepayment with the Net Proceeds of such Prepayment Event shall be required pursuant to this paragraph if, at the time that such Prepayment Event occurs, the Total Net Leverage Ratio, determined on a Pro Forma Basis after giving effect to such Prepayment Event as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), is not greater than 5.00 to 1.00.

(d) Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to Section 2.10 (i) in the case of a prepayment pursuant to paragraph (a) of this Section 2.11, as directed in writing by the Borrower and (ii) in the case of a prepayment pursuant to paragraph (c) of this Section 2.11, (x) first, in direct order of maturity to the scheduled repayments occurring in the eight fiscal quarters following the date of such prepayment and (y) second, ratably to the remaining scheduled repayments based on the amount of such scheduled repayments; provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.23 shall be applied to subsequent scheduled repayments as provided in Section 2.23 and (C) if any Lender elects to decline a mandatory prepayment of a Term Borrowing in accordance with paragraph (e) of this Section 2.11, then the amount of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to Section 2.10 ratably based on the amount of such scheduled repayments.

(e) Prior to any optional or mandatory prepayment of Borrowings under this Section 2.11, the Borrower shall, subject to paragraph (d) of this Section 2.11 and the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche A Term Borrowings and Tranche B Term Borrowings (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Tranche B Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans or Incremental Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.11, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans or Incremental Term Loans of any such Class but was so declined may be retained by the Borrower.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery, e-mailed pdf (or similar electronic submission reasonably acceptable to the Administrative Agent) or facsimile) of any optional prepayment and any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section 2.11 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) In the case of any mandatory prepayment of any Eurodollar Term Borrowing pursuant to paragraph (c) of this Section 2.11, the Borrower may, at its option, instead of making such mandatory prepayment by the time otherwise due hereunder, deposit on or prior to such time into the Prepayment Escrow Account (as defined below) an amount in cash equal to the sum of (i) the amount of such mandatory prepayment and (ii) the aggregate amount of the accrued interest that would be due thereon pursuant to Section 2.13 on the last day of the Interest Period of such Eurodollar Term Borrowing. The Administrative Agent shall apply any funds on deposit in the Prepayment Escrow Account solely to prepay the Eurodollar Term Borrowing with respect to which such deposit was made, and to pay accrued interest thereon, on the last day of such Interest Period or, at the discretion of the Administrative Agent, on an earlier date if a Default shall have occurred and be continuing. For purposes of this paragraph, the term “Prepayment Escrow Account” means an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right to withdraw funds. Other than any interest earned on the investment of the funds on deposit in the Prepayment Escrow Account, which investment shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such funds shall not bear interest. Any funds remaining in the Prepayment Escrow Account after the application of funds on deposit therein in accordance with the foregoing provisions of this paragraph shall be paid by the Administrative Agent to the Borrower.

(h) All (i) prepayments of Tranche B Term Loans effected on or prior to the first anniversary of the Effective Date, in each case with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement effected on or prior to the first anniversary of the Effective Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a fee payable to the Tranche B Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Tranche B Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of the Tranche B Term Loans affected by such amendment, amendment and restatement or other modification, in the case of a transaction described in clause (ii) of this paragraph. Notwithstanding the foregoing, this paragraph shall not apply to a refinancing of all the Loans outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction); provided that the primary purpose of such transaction is not to effect a Repricing Transaction.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at 0.25% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the earlier of such last day (if a Business Day) or the Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Term Lender a ticking fee, which shall accrue at a rate equal to 0.50% per annum on the average daily unused amount of the Tranche A Term Commitment of such Tranche A Term Lender during the period from and including the Effective Date to but excluding the earliest of (i) the Tranche A Draw-Down Date, (ii) the Tranche A Draw-Down Deadline Date and (iii) the date on which the Tranche A Term Commitments have been terminated (such earliest date, the “Tranche A Ticking Fee Payment Date”). Accrued ticking fees shall be payable in arrears on the Tranche A Ticking Fee Payment Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent for the account of each Tranche B Term Lender an upfront fee equal to 1.00% of the aggregate principal amount of Tranche B Term Loans funded by such Tranche B Term Lender on the Effective Date.

(e) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the

Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) or 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

(i) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee, other than to the Borrower or any Restricted Subsidiary or other Affiliate thereof in a transaction that does not comply with the terms of Section 9.04(e) (as to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this paragraph are between the Lenders and no consent from the Loan Parties is required with respect to these provisions. The Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.17(e), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender has requested compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has become a Declining Lender under Section 2.22, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender or Tranche A Term Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender or Tranche A Term Lender, as applicable, is a Defaulting Lender:

(a) (i) commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) and (ii) ticking fees shall cease to accrue on the unfunded portion of the Tranche A Term Commitment of such Defaulting Lender pursuant to Section 2.12(c);

(b) the Revolving Commitment and Revolving Exposure (in the case of a Defaulting Lender that is a Revolving Lender) or the Tranche A Term Commitment (in the case of a Defaulting Lender that is a Tranche A Term Lender) of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that only any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender, then:

(i) all or any part of the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) and LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(f)) of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all non-Defaulting Lenders’ Revolving Commitments and (B) at the time of such reallocation, no Event of Default shall have occurred and be continuing;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting

Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, to cash collateralize the Issuing Lenders’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.05(i); fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent in accordance with the terms hereof; fifth, in the case of a Default Lender that is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(i); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as applicable, shall have entered into arrangements with Holdings and the Borrower or the applicable Revolving Lender, satisfactory to the Swingline Lender or such Issuing Bank, as applicable, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Holdings, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Revolving Lender that is a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date, subject to clause (e) of this Section 2.20, such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.21. Incremental Extensions of Credit. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add (i) one or more additional tranches of term loans in the form of either a “Tranche A Term Loan” or a “Tranche B Term Loan” (the “Incremental Term Loans”) or (ii) solely during the Revolving Availability Period, one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, the “Incremental Extensions of Credit”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, (B) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) at and as of each such time, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date, (C) the Borrower shall be in compliance on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness (and the application of the proceeds therefrom) with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d) and (D) the Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth in clause (C) above, together with reasonably detailed calculations demonstrating compliance with clause (C) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and the Compliance Certificate required to be delivered by Section 5.01(b) or 5.01(d) and Section 5.01(e), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Pro Forma Debt Service for the relevant period). Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Extensions of Credit shall not exceed the sum of (x) $500,000,000 and (y) an amount in excess thereof so long as the Total Net Leverage Ratio, recomputed on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), after giving effect to the applicable Incremental Extension of Credit (and, if such Incremental Extension of Credit is in the form of a Revolving Commitment Increase, assuming for purposes of this calculation that such Revolving Commitment Increase is fully drawn as of the last day of such fiscal quarter) and the application of the proceeds thereof, is not greater than 5.00 to 1.00. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b) The Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments, the Tranche A Term Loans and the Tranche B Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the applicable Class of Term Loans and (iii) other than amortization, pricing, maturity date and any other terms acceptable to the Administrative Agent, shall have the same terms as the applicable Class of Term Loans; provided that (A) if the Weighted Average Yield relating to any Incremental Term Loan exceeds the Weighted Average Yield relating to the applicable Class of Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, then the Applicable Rate relating to the applicable Class of Term Loans shall be adjusted so that the Weighted Average Yield relating to such Incremental Term Loans shall not exceed the Weighted Average Yield relating to the applicable Class of Term Loans by more than 0.50%, (B) any Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date for the applicable Class of Term Loans and (C) any Incremental Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Term Loans of the applicable Class. In the case of any second lien Incremental Term Loans, such Indebtedness shall be subject to the terms of an Intercreditor Agreement.

(c) Each notice from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and the Administrative Agent (and, in the case of any Revolving Commitment Increase, each Issuing Bank and the Swingline Lender) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provided any Incremental Extension of Credit, unless it so agrees. Commitments in respect of any Incremental Extensions of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21 (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the effective date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood and agreed that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date).

(d) On the date of effectiveness of any Revolving Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Revolving Commitment Increase shall be deemed to be repaid, (ii) each Revolving Commitment Increase Lender that shall have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the amount, if any, by which (A) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) exceeds (B) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Revolving Commitment Increase Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative

Agent shall pay to each Revolving Lender the portion of such funds that is equal to the amount, if any, by which (A) (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, exceeds (B) (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Revolving Commitment Increase occurs other than on the last day of the Interest Period relating thereto. Upon each Revolving Commitment Increase pursuant to this Section 2.21, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and participations hereunder in Swingline Loans, in each case held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage.

SECTION 2.22. Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.22; provided that (i) no Event of Default shall have occurred and be continuing at the time a Maturity Extension Request is delivered to the Lenders or at the time of the applicable extension, (ii) except as to interest rates, fees, amortization and final maturity (which shall be subject to the requirements of this Section 2.22, be determined by the Borrower and set forth in the relevant Maturity Date Extension Request), the Commitments and/or Loans extended pursuant to a Maturity Date Extension Request shall have the same terms as the original Commitments and/or Loans subject to such Maturity Date Extension Request (except for modification to such terms that do not become effective until after the Latest Maturity

Date), (iii) the weighted average life to maturity of any extended Term Loan shall not be shorter than the remaining weighted average life to maturity of the Term Loans extended thereby and (iv) no tranche of extended Commitments and/or Loans shall be in an amount less than $60,000,000, unless this requirement is waived by the Administrative Agent.

(b) Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the then Existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right but not the obligation to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (e) of this Section 2.22, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.

(c) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution reasonably satisfactory to the Administrative Agent (provided that the consent of the Administrative Agent shall not be required if such other financial institution is an Affiliate of a Lender or an Approved Fund) and, if such Declining Lender is a Revolving Lender, each Issuing Bank and the Swingline Lender, that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided further that (i) the applicable assignee shall have agreed to provide the Commitment and/or Loans so assigned on the terms set forth in such Maturity Date Extension Request and (ii) all obligations of the Borrower owing to the Declining Lender relating to the Commitments and/or Loans so assigned (including all accrued interest, fees and all other amounts payable in respect thereof) shall be paid in full at no less than the market value thereof by the assignee to such Declining Lender concurrently with such assignment and assumption (with the Borrower paying to such Declining Lender the difference between the price so paid by the assignee and par).

(d) If a Maturity Date Extension Request has become effective hereunder:

(i) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.05(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section 2.22 (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the aggregate Revolving Exposure of all Revolving Lenders would exceed the aggregate amount of the Revolving Commitments so extended);

(ii) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (c) of this Section 2.22, terminate, and the Borrower shall repay all the Revolving Loans of each

Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and

(iii) solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.

(e) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section 4.02 to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer.

(f) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.22, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(g) The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.22. In connection with such amendment, the Borrower shall, if requested by the Administrative Agent, deliver a customary opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such amendment, this Agreement as amended thereby and such of the other Loan Documents (if any) as may be amended thereby.

SECTION 2.23. Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Class of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and acquire participations in the Letters of Credit and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”); provided that (A) each Refinancing Revolving Lender and each Refinancing Term Lender shall be an Eligible Assignee and, if not already a Revolving Lender, shall otherwise be reasonably acceptable to the Administrative Agent, (B) each Refinancing Revolving Lender shall be approved by each Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld) and (C) no Lender shall have any obligation to agree to become a Refinancing Revolving Lender or a Refinancing Term Lender.

(b) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by Holdings, the Borrower, each Refinancing Lender providing such Refinancing Commitment, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments does not exceeded the aggregate amount of the Revolving Commitments so terminated and (v) in the case of any Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing) (and any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10 in the inverse order of maturity).

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class; provided that (A) such stated termination and maturity dates shall not be earlier than the Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the Tranche A Term Maturity Date (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans), (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitment or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with the Tranche A Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding Tranche A Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial covenant with which Holdings and the Borrower shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders). Except as contemplated by the preceding sentence, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Commitments and Revolving Loans and other extensions of credit thereunder, and the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Tranche A Term Commitments and the Tranche A Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right (including necessary authorizations from the FCC and the FAA), to own and operate its property, to lease the property it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including the FCC, the FAA or any other Licensing Authority), except such as have been obtained or made and are in full force and effect (or, in the case of filings to be made by Holdings under the Exchange Act, such as shall be made substantially concurrently with the Effective Date) and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law (including any rule, regulation or policy of the FCC, the FAA or any other Licensing Authority) applicable to Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) Holdings has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income and cash flows (i) as of and for the fiscal years ended December 31, 2008, 2009 and 2010, audited by and accompanied by an opinion of KPMG LLP, independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2011, June 30, 2011, and September 30, 2011 (and comparable periods for the prior fiscal year), certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied (except as approved by such accountants or such Responsible Officer, as applicable, and disclosed therein), subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income and cash flows (i) as of and for the fiscal years ended December 31, 2008, 2009 and 2010, audited by and accompanied by an opinion of KPMG LLP, independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2011, June 30, 2011, and September 30, 2011 (and comparable periods for the prior fiscal year), certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied (except as approved by such accountants or such Responsible Officer, as applicable, and disclosed therein), subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(c) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2011, prepared giving effect to the Transactions as if the Transactions had occurred, on such date. Such pro forma consolidated balance sheet (i) has been prepared by the Borrower in good faith based on the same assumptions used to prepare the pro forma consolidated balance sheet included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower on the date hereof to be reasonable), (ii) is based on the best information available to Holdings and the Borrower as of the date of delivery thereof after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of such date, as if the Transactions had occurred on such date.

(d) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, after giving effect to the Transactions, none of Holdings, the Borrower or any Restricted Subsidiary has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

(e) Since December 31, 2010, no development or event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of Holdings, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes. All such property is free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of Holdings, the Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property material to its business as currently conducted or as proposed to be conducted, and the use thereof by Holdings, the Borrower and each Restricted Subsidiary does not infringe upon the rights of any other Person in any material respect. No claim or litigation challenging the use, validity or enforceability of any Intellectual Property owned or used by Holdings, the Borrower or any Restricted Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened against Holdings, the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary or any business, property or rights of any such Person (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) the facilities and properties owned, leased or operated by Holdings, the Borrower or any Subsidiary (collectively, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations that constitute a violation by Holdings, the Borrower or any Subsidiary of, or could reasonably be expected to result in liability of, Holdings, the Borrower or any Subsidiary under, applicable Environmental Law;

(ii) none of Holdings, the Borrower or any Subsidiary has received written notice of any actual or alleged violation by Holdings, the Borrower or any Subsidiary of, or liability or potential liability of Holdings, the Borrower or any Subsidiary under, applicable Environmental Laws with respect to any of the Properties or the business operated by Holdings, the Borrower or any Subsidiary (the “Business”), nor does Holdings or the Borrower have knowledge that any such written notice will be received or is being threatened;

(iii) none of Holdings, the Borrower or any Subsidiary has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that would reasonably be expected to result in liability of Holdings, the Borrower or any Subsidiary under, applicable Environmental Law;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened under applicable Environmental Law against Holdings, the Borrower or any Subsidiary with respect to the Properties or the Business, nor are Holdings, the Borrower or any Subsidiary parties to any outstanding consent decrees, consent orders, administrative orders or other orders outstanding under applicable Environmental Law with respect to the Properties or the Business; and

(v) the Properties and all operations of Holdings, the Borrower and the Subsidiaries at the Properties are in compliance with all applicable Environmental Laws.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Each of Holdings, the Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law and (b) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (a) and (b) of this Section 3.07, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Anti-Terrorism Laws. (a) None of Holdings, the Borrower or any Restricted Subsidiary and, to the knowledge of Holdings or the Borrower, none of their respective directors, officers, employees, agents, brokers or Affiliates (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) None of Holdings, the Borrower or any Restricted Subsidiary and, to the knowledge of Holdings or the Borrower, none of their respective directors, officers, employees, agents, brokers or Affiliates that is acting or benefiting in any capacity in connection with the Loans or the Letters of Credit is a Blocked Person.

(c) None of Holdings, the Borrower or any Restricted Subsidiary and, to the knowledge of Holdings or the Borrower, none of their respective directors, officers, employees, agents, brokers or Affiliates that is acting or benefiting in any capacity in connection with the Loans or the Letters of Credit (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to sanctions under any Anti-Terrorism Law.

SECTION 3.09. Investment Company Status. None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.10. Federal Reserve Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.11. Taxes. Each of Holdings, the Borrower and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings; provided that Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP or (ii) the failure to pay such Taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. ERISA. (a) Holdings, the Borrower and each of their respective ERISA affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

(b) To the extent applicable, each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable law and has been maintained, where required, in good standing with the applicable regulatory authorities, except where any non-compliance or failure to so maintain good standing could not reasonably be expected to result in a Material Adverse Effect. None of Holdings, the Borrower or any of their respective ERISA Affiliates has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities under each Foreign Pension Plan which is funded, determined as of the last valuation date applicable thereto on the basis of actuarial assumptions that are reasonable or customary, did not exceed the value of the assets of such Foreign Pension Plan at such time, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued, except, in each case, where such underfunding or improper accrual could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Disclosure. Each of Holdings, the Borrower and each Restricted Subsidiary has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any Restricted Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of Holdings, the Borrower or any Restricted Subsidiary to any Arranger, the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder contained, when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date. The Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens permitted under Section 6.02). There is no existing option, warrant, call, right, commitment or other agreement to which Holdings, the Borrower or any Restricted Subsidiary is a party requiring, and there are no Equity Interests in any Restricted Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the Borrower or any Restricted Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribed for or purchase any Equity Interests in the Borrower or any Restricted Subsidiary, in each case except (a) as set forth in Schedule 3.14, (b) for stock options granted to employees or directors and directors’ qualifying shares, (c) as created by the Loan Documents or any Securitization Documents and (d) as created by agreements governing investments permitted pursuant to Section 6.04(v) (and which apply only to the Equity Interests of the Subsidiary in which the relevant investment is made).

SECTION 3.15. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns or any other material labor disputes against Holdings, the Borrower or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened and (b) the hours worked by and payments made to employees of Holdings, the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

SECTION 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, and giving effect to the rights of indemnification, subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date. For purposes of this Section 3.16, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.17. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected first-priority security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 that, by operation of law or contract, would have priority over the Liens securing the Obligations.

(b) Each Security Document (other than the Collateral Agreement), upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 that, by operation of law or contract, would have priority over the Liens securing the Obligations.

SECTION 3.18. Licenses and Registrations. Holdings, the Borrower and each of the Restricted Subsidiaries hold all of the Licenses that are material and necessary to the lawful ownership, construction, management or operation of the Tower Sites, taken as a whole, or that are material and necessary to the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, in the manner and to the full extent they are currently owned, constructed, managed and operated. All Licenses referenced in the first sentence of this Section 3.18 have been duly and validly issued to and are legally held by Holdings, the Borrower or such Restricted Subsidiary and are in full force and effect without condition in all material respects (except those of general application). Except as could not reasonably be expected to have a Material Adverse Effect, all Licenses referenced in the first sentence of this Section 3.18 have been issued in compliance with all applicable laws and regulations, are legally binding and enforceable in accordance with their terms and are in good standing. Neither Holdings nor the Borrower knows of any facts or conditions that would constitute grounds for any Licensing Authority to deny any pending material application for a License with respect to any material Tower Sites, to suspend, revoke, materially adversely modify or annul any License with respect to any material Tower Sites or to impose a material financial penalty on Holdings, the Borrower or any Restricted Subsidiary. All material Tower Sites that are required to be registered with the FCC have either been so registered or are in the process of being registered.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders) of each of (i) Cravath, Swaine & Moore LLP, special New York counsel for Holdings, the Borrower and the Restricted Subsidiaries, substantially in the form of Exhibit B-1, and (ii) local counsel in each jurisdiction where a Subsidiary Loan Party is organized, and the laws of which are not covered by the opinion letter referred to in clause (i) of this paragraph, substantially in the form of Exhibit B-2, in each case dated as of the Effective Date. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand.

(f) The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate sentence of this Section 4.01) and the Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security Document. The Administrative Agent shall have received the results of a recent Uniform Commercial Code lien search from the Secretary of State of the jurisdiction of each Loan Party and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released or terminated.

(g) The Administrative Agent shall have received satisfactory evidence that the insurance required by Section 5.07 is in effect.

(h) The Lenders shall have been furnished the financial statements, opinions and certificates referred to in Sections 3.04(a), 3.04(b) and 3.04(c).

(i) Prior to or substantially concurrently with the initial funding of the Loans on the Effective Date, (i) all commitments under the Existing Credit Agreement shall have been terminated, (ii) all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full and (iii) all guarantees and Liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be satisfactory to the Administrative Agent. The Administrative Agent shall have received a payoff and release letter with respect to the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent. Immediately after giving effect to the Transactions, none of Holdings, the Borrower or any Restricted Subsidiary shall have outstanding any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) other Indebtedness permitted under Section 6.01.

(j) The Lenders shall have received forecasts of the financial performance of the Borrower and the Restricted Subsidiaries for the fiscal years 2012 through 2017.

(k) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case to the extent requested in writing to Holdings or the Borrower not later than five Business Days prior to the proposed Effective Date.

(l) The Lenders shall have received a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the solvency of the Borrower and the Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

Notwithstanding the foregoing, the delivery of any deposit account control agreement or securities account control agreement with respect any deposit account or securities account outstanding on the Effective Date, in each case as required by the Collateral Agreement, shall be required to be accomplished as provided in Section 5.14.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In connection with a Borrowing, the Borrower has delivered a Borrowing Request in accordance with Section 2.03 or 2.04, as applicable.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Holdings and the Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, the following:

(a) within 95 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied (except as approved by such accountants and disclosed therein);

(b) within 95 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied (except as approved by such accountants and disclosed therein);

(c) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied (except as approved by such Responsible Officer and disclosed therein), subject to normal year-end audit adjustments and the absence of footnotes;

(d) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied (except as approved by such Responsible Officer and disclosed therein), subject to normal year-end audit adjustments and the absence of footnotes;

(e) concurrently with each delivery of financial statements under clauses (a), (b), (c) or (d) above, a completed Compliance Certificate signed by a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any actions taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.11 and 6.12;

(f) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.11 or 6.12 or clause (a) of Article VII and, if such knowledge has been obtained, describing such Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) as soon as available, and in any event no later than 50 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the immediately succeeding fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith and are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material);

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC (or any Governmental Authority succeeding to any or all of the functions of the SEC) or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as applicable; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Information required to be furnished pursuant to clause (a), (b), (c), (d), (g) or (h) of this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the Borrower at http://www.crowncastle.com or on the website of the SEC at http://www.sec.gov; provided that the Borrower shall give notice of the making of any such documentation available on the website of the Borrower or on the website of the SEC to the Administrative Agent (who shall then give notice thereof to the Lenders); provided further that Holdings and the Borrower shall deliver paper copies of any furnishment referred to in any such clause of this Section 5.01 to the Administrative Agent if the Administrative Agent or any Lender requests Holdings and the Borrower to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent to Holdings and the Borrower. Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

All such financial statements furnished pursuant to clauses (a), (b), (c) and (d) of this Section 5.01 shall be accompanied by reconciliation statements, certified by a Responsible Officer, setting forth the adjustments required to remove the effects of Unrestricted Subsidiaries.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Responsible Officer or another executive officer of Holdings or the Borrower, affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that relates in any material respect to any Loan Document;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $20,000,000; and

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be furnished pursuant to this Section 5.02 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the Borrower at http://www.crowncastle.com or on the website of the SEC at http://www.sec.gov; provided that the Borrower shall give notice of the making of any such documentation available on the website of the Borrower or on the website of the SEC to the Administrative Agent (who shall then give notice thereof to the Lenders).

SECTION 5.03. Information Regarding Collateral. (a) Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) At the time of delivery of financial statements pursuant to Sections 5.01(b) and 5.01(d), Holdings and the Borrower shall deliver to the Administrative Agent, to the extent not previously disclosed to the Administrative Agent, a listing of the jurisdiction of organization of each Loan Party.

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises and any applications or registrations for any of the foregoing and Intellectual Property material to the conduct of its business, except, in the case of this clause (b), (i) to the extent that such rights, licenses, permits, privileges, franchises and any applications or registrations for any of the foregoing and Intellectual Property are no longer used, useful or necessary in the business of Holdings, the Borrower or any Restricted Subsidiary or (ii) as permitted under Section 6.05; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) a REIT Conversion or any actions necessary for Holdings, the Borrower or any Restricted Subsidiary to maintain its status as a REIT.

SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations (other than Indebtedness and any obligations in respect of any Hedging Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain its property (including the Tower Sites) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in compliance with all material applicable standards, rules or regulations imposed by any Governmental Authority (including the FCC, the FAA and any other Licensing Authority) or by any insurance policy held by Holdings, the Borrower or any Restricted Subsidiary.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (it being understood and agreed that, to the extent consistent with prudent business practice of Persons carrying on a similar business in a similar location, a program of up to $5,000,000 of self-insurance for first or other loss layers may be utilized).

SECTION 5.08. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as a representative of the Borrower is present during such discussions (unless an Event of Default has occurred and is continuing at such time), independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent, acting individually or on behalf of the Lenders, and any Tranche A Term Lender may exercise rights under this Section 5.08, (b) the Borrower shall be responsible for the costs and expenses of only one such visit and inspection during each calendar year and

(c) the Administrative Agent shall not exercise the rights under this Section 5.08 more often than two times during any calendar year. Notwithstanding the foregoing, no disclosure of information subject to confidentiality or similar constraints shall be required by this Section 5.08.

SECTION 5.09. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans may be used (a) to prepay Indebtedness outstanding under the Existing Credit Agreement, (b) to pay the acquisition consideration in respect of the NextG Acquisition and the WCP Acquisition, (c) to pay Transaction Costs or (d) for general corporate purposes (including acquisitions and other investments permitted hereunder). The proceeds of the Revolving Loans, the Swingline Loans and, except to the extent provided in the applicable Incremental Facility Amendment, Incremental Extension of Credit will be used solely for general corporate purposes (including acquisitions and other investments permitted hereunder). No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10. Letters of Credit will be used solely for general corporate purposes.

SECTION 5.11. Additional Subsidiaries. (a) If any additional Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary, including upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary) after the Effective Date, then the Borrower will, as promptly as practicable and, in any event, within ten Business Days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary), notify the Administrative Agent thereof (if it is a Designated Subsidiary) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party; provided, however, that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, neither the Borrower nor any such Subsidiary shall be required to comply with any provision of this paragraph to the extent such compliance is directly or indirectly prohibited by any Securitization Document (in any case, if applicable, with or without Rating Agency Confirmation (as such term is defined in the applicable Securitization Document)).

(b) Holdings or the Borrower may designate any Restricted Subsidiary (other than a Foreign Subsidiary) meeting the criteria set forth in clause (b) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that the Collateral and Guarantee Requirement shall have been satisfied (or shall be satisfied contemporaneously with such designation) with respect to such Restricted Subsidiary as if such Restricted Subsidiary is a Person that becomes a Designated Subsidiary after the Effective Date.

SECTION 5.12. Further Assurances. Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. Interest Rate Protection. As promptly as practicable, and in any event within 90 days after the Effective Date, the Borrower will enter into, and thereafter for a period of not less than two years after the Effective Date will maintain in effect, one or more Hedging Agreements with such parties as shall be reasonably acceptable to the Administrative Agent, the effect of which is that at least 50% of the aggregate outstanding principal amount of non-revolving Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries outstanding at any time will be subject to interest at a fixed rate or the interest cost in respect of which will be fixed, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

SECTION 5.14. Post-Closing Matters. As promptly as practicable, and in any event within 30 days (as such deadline may be extended in the Administrative Agent’s sole discretion), after the Effective Date, the Borrower shall, and shall cause each other Loan Party to, deliver (a) all deposit account control agreements and securities account control agreements that would have been required to be delivered on the Effective Date pursuant to Section 4.01(f) but for the penultimate sentence of Section 4.01 and (b) evidence that the operating agreement or limited partnership agreement of each applicable Pledged Company (as defined in the Collateral Agreement) has been amended to permit the Administrative Agent to become a member or limited partner, as applicable, of such Pledged Company after the occurrence and during the continuance of an Event of Default in connection with the exercise of its enforcement rights and remedies under the Collateral Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under this Agreement or any other Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder and under the other Loan Documents;

(ii) (A) Indebtedness existing on the date hereof and set forth in Schedule 6.01, (B) upon and after consummation of the NextG Acquisition, Indebtedness of NextG and its subsidiaries outstanding on the date of the consummation of, and after giving effect to, the NextG Acquisition and set forth in Schedule 6.01, (C) upon and after consummation of the WCP Acquisition, Indebtedness of WCP and its subsidiaries outstanding on the date of the consummation of, and after giving effect to, the WCP Acquisition and set forth in Schedule 6.01 and (D) in the case of each of the foregoing, any Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower to Holdings or any Restricted Subsidiary and of any Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary; provided that (A) Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to Holdings or to any Restricted Subsidiary and Indebtedness of any Subsidiary Loan Party to any Restricted Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on the terms set forth in the Intercompany Indebtedness Subordination Agreement; provided further that, for purposes of this clause (iii), the Australian Subsidiary shall be considered a Loan Party so long as all of its Equity Interests required to be pledged under the Collateral Agreement are so pledged;

(iv) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01 (other than clause (ii) of this Section 6.01(a)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(v) (A) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (1) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $75,000,000 and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above;

(vi) (A) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted hereunder; provided that (1) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (2) the Borrower is in compliance on a Pro Forma Basis after giving effect to the assumption of such Indebtedness with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), and (B) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (A) above;

(vii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(ix) Indebtedness in respect of Hedging Agreements permitted by Section 6.06;

(x) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(xi) Indebtedness of the Borrower or any Restricted Subsidiary in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under Section 6.04;

(xii) Permitted Refinancing Notes; provided that the Net Proceeds from such Indebtedness are applied to make the prepayment contemplated by clause (a) of the definition of the term “Permitted Refinancing Notes”;

(xiii) Indebtedness incurred in the form of reimbursement obligations in respect of letters of credit issued for the account of the Borrower or any Restricted Subsidiary in an aggregate amount not exceeding $50,000,000 at any time outstanding;

(xiv) Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries consisting of working capital facilities in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

(xv) the Australian Intercompany Loans;

(xvi) Guarantees of loans or advances to directors, officers or employees of Holdings, the Borrower or any Restricted Subsidiary in accordance with Section 6.04(f);

(xvii) Guarantees incurred by the Securitization Guarantors to the extent expressly permitted pursuant to the applicable Securitization Indenture; and

(xviii) other Indebtedness not otherwise permitted by this paragraph; provided that the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness (and the application of the proceeds therefrom) with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d).

(b) Holdings will not create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Refinancing Indebtedness in respect thereof;

(ii) Guarantees of the Indebtedness created hereunder and under the other Loan Documents;

(iii) Indebtedness of Holdings to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness of Holdings to any Restricted Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on the terms set forth in the Intercompany Indebtedness Subordination Agreement;

(iv) Guarantees by Holdings of Indebtedness of the Borrower or any Restricted Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01 (other than clause (ii) of Section 6.01(a)) and (B) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of Holdings to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(v) Indebtedness of Holdings of the type described in clauses (vii) through (xi) of Section 6.01(a) and clause (xvi) of Section 6.01(a) (in each case, substituting “Holdings” for each reference to “the Borrower”, where appropriate); and

(vi) other Indebtedness not otherwise permitted by this paragraph; provided that the Holdings Leverage Ratio, determined on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness (and the application of the proceeds therefrom) as of the last day of the most recently ended fiscal quarter of Holdings for which financial statements are required to have been delivered pursuant to Section 5.01(a) or 5.01(c), is not greater than 7.00 to 1.00.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) (i) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02, (ii) upon and after the consummation of the NextG Acquisition, any Lien on any asset of NextG or any of its subsidiaries existing on the date of the consummation of, and after giving effect to, the NextG Acquisition and set forth in Schedule 6.02 and (iii) upon and after the consummation of the WCP Acquisition, any Lien on any asset of WCP or any of its subsidiaries existing on the date of the consummation of, and after giving effect to, the WCP Acquisition and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof (or on the date of the consummation of the NextG Acquisition or the WCP Acquisition, as applicable) and extensions, renewals, replacements and refinancings thereof so long as (1) the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(ii) as Refinancing Indebtedness in respect thereof and (2) such Lien does not apply to any other asset of the Borrower or any Restricted Subsidiary that it did not apply to prior to such extension, renewal, replacement or refinancing;

(d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as (1) the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vi) as Refinancing Indebtedness in respect thereof and (2) such Lien does not apply to any other asset of the Borrower or any Restricted Subsidiary that it did not apply to prior to such extension, renewal, replacement or refinancing;

(e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (v)(A) of Section 6.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (v)(B) of Section 6.01(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (provided that this clause (ii) shall not apply to any Refinancing Indebtedness permitted by clause (v)(B) of Section 6.01(a) or any Lien securing such Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (v)(A) of Section 6.01(a), its fair market value at the time such security interest attaches and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (except assets financed by the same financing source pursuant to the same financing arrangement in the ordinary course of business);

(f) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or other transaction permitted hereunder;

(i) Liens on cash collateral securing letters of credit permitted under clause (xiii) of Section 6.01(a);

(j) Liens on Collateral securing any Permitted Refinancing Notes; provided that such Liens are subject to the terms of the Intercreditor Agreement;

(k) with respect to the Securitization Entities and their respective subsidiaries only, Permitted Encumbrances (as such term or any analogous term is defined in the applicable Securitization Indenture) or other Liens expressly permitted under the applicable Securitization Indenture; and

(l) Liens not otherwise permitted by this Section 6.02 securing Indebtedness permitted to be incurred under Section 6.01(a); provided that (i) the Priority Lien Leverage Ratio, determined on a Pro Forma Basis after giving effect to the creation, incurrence or assumption of such Lien as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), is not greater than 4.50 to 1.00 and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity or the surviving entity is organized under the laws of the United States and expressly assumes the Borrower’s obligations under this Agreement, (ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (iv) the Borrower or any Restricted Subsidiary may merge with and into an Affiliate thereof in connection with any REIT Conversion and (v) any Restricted Subsidiary may liquidate or dissolve if (A) in connection with such liquidation or dissolution, substantially all the assets of such Restricted Subsidiary are transferred to (1)

if such Restricted Subsidiary is a Loan Party, a Loan Party or (2) if such Restricted Subsidiary is not a Loan Party, to the Borrower or any other Restricted Subsidiary and (B) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the date hereof and businesses reasonably related thereto or reasonable extensions thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, each of the Borrower and each Restricted Subsidiary will be permitted, from time to time, to change its organizational structure or its jurisdiction of incorporation or organization; provided that (i) the Borrower shall have delivered the notice required by Section 5.03(a) in accordance with the terms of such Section 5.03(a) and (ii) no Restricted Subsidiary organized under the laws of the United States of America shall become a Foreign Subsidiary.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, (x) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior to such merger or consolidation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or (y) purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets or business of any other Person or any assets constituting a business unit, line or division of such Person, except:

(a) Cash Equivalents;

(b) (i) investments existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) other investments existing on the date hereof and set forth on Schedule 6.04;

(c) investments by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements (and limitations) of the definition of the term “Collateral and Guarantee Requirement” and (ii) the aggregate amount of such investments made by Loan Parties (other than Holdings) in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under subclause (ii) of the first proviso to clause (d) of this Section 6.04 and outstanding

Guarantees permitted under the first proviso to clause (e) of this Section 6.04) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); provided further that, for purposes of subclause (ii) of this clause (c), the Australian Subsidiary shall be considered a Loan Party so long as all of its Equity Interests required to be pledged under the Collateral Agreement are so pledged;

(d) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged in accordance with the requirements (and limitations) of the definition of the term “Collateral and Guarantee Requirement” and (ii) the amount of such loans and advances made by Loan Parties (other than Holdings) to Subsidiaries that are not Loan Parties (together with investments permitted under subclause (ii) of the first proviso to clause (c) of this Section 6.04 and outstanding Guarantees permitted under the first proviso to clause (e) of this Section 6.04) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); provided further that, for purposes of subclause (ii) of this clause (d), the Australian Subsidiary shall be considered a Loan Party so long as all of its Equity Interests required to be pledged under the Collateral Agreement are so pledged;

(e) Guarantees of Indebtedness that is permitted under Section 6.01 and other obligations, in each case of the Borrower or any Restricted Subsidiary; provided that the total of the aggregate principal amount of Indebtedness and the aggregate amount of other obligations, in each case of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (other than Holdings) (together with investments permitted under subclause (ii) of the first proviso to clause (c) of this Section 6.04 and intercompany loans permitted under subclause (ii) to the first proviso to clause (d) of this Section 6.04) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); provided further that, for purposes of this clause (e), the Australian Subsidiary shall be considered a Loan Party so long as all of its Equity Interests required to be pledged under the Collateral Agreement are so pledged;

(f) loans or advances to directors, officers and employees of Holdings, the Borrower or any Restricted Subsidiary made in the ordinary course of business of the Borrower or any Restricted Subsidiary not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(g) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) investments in the form of Hedging Agreements permitted by Section 6.06;

(j) investments of any Person existing (or with respect to which such Person has entered into a contract or other commitment) at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(l) investments made as a result of the receipt of non-cash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(m) investments to the extent the consideration therefor consists of (i) Equity Interests (other than Disqualified Equity Interests) of Holdings or (ii) the proceeds of Equity Interests (other than Disqualified Equity Interests) of Holdings to the extent that such proceeds have been contributed by Holdings to the Borrower or any other Restricted Subsidiary;

(n) receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances; and

(o) the Australian Intercompany Loans;

(p) in the case of any Securitization Entity, investments expressly permitted pursuant to the applicable Securitization Indenture;

(q) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly owned Subsidiaries;

(r) investments resulting from the sale or other transfer of Equity Interests of any Subsidiary permitted under Section 6.05; provided that any such investment (or series of related investments) does not adversely affect in any material respect the interest of the Lenders in the Collateral;

(s) investments in assets useful in the business of the Borrower and the Restricted Subsidiaries made by the Borrower or any Restricted Subsidiary, in accordance with Section 2.11(c), with the Net Cash Proceeds of any Prepayment Event described in clause (a) or (b) of the definition thereof;

(t) the NextG Acquisition;

(u) the WCP Acquisition; and

(v) other investments made by the Borrower and the Restricted Subsidiaries; provided that (i) the Borrower shall be in compliance on a Pro Forma Basis after giving effect to such investment with the covenant contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d) and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (including pursuant to a sale and leaseback transaction), including any Equity Interest owned by it, and the Borrower will not permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary in compliance with Section 6.04(c)), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, condemned, worn out or surplus assets and (iii) cash and Cash Equivalents, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary; provided that (i) any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.08 and (ii) Equity Interests in a Restricted Subsidiary organized under the laws of the United States of America may not be transferred to a Foreign Subsidiary;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (h), (j) or (l) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section 6.05 (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold);

(e) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(f) licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(g) subject to Section 2.11(c), dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary;

(h) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i) dispositions permitted by clause (v) of Section 6.03(a);

(j) dispositions, directly or indirectly, of all or substantially all of the Equity Interests of the Australian Subsidiary; provided that the Borrower shall be in compliance on a Pro Forma Basis after giving effect to such disposition with the covenant contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d);

(k) dispositions by any Securitization Entity to the extent permitted under the applicable Securitization Indenture so long as the Net Proceeds of such dispositions are applied to prepay the Term Loans to the extent required by Section 2.11(c);

(l) dispositions to the extent required to consummate any REIT Conversion; and

(m) sales, transfers, leases and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) that are not permitted by any other clause of this Section 6.05; provided that (i) at the time of any such sale, transfer, lease or other disposition pursuant to this clause (m), no Event of Default shall exist or would result from such disposition; (ii) all such sales, transfers, leases and other dispositions pursuant to this clause (m) shall be made for at least 75% cash consideration; provided that any consideration in the form of Cash Equivalents that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this subclause (ii); (iii) the aggregate fair value of assets disposed of pursuant to this clause (m) during any fiscal year of the Borrower shall not exceed 5.0% of the Consolidated Total Assets as of the last day of the immediately preceding fiscal year of the Borrower; (iv) after giving effect to any such sale, transfer, lease or other disposition pursuant to this clause (m), the aggregate fair value of assets disposed of pursuant to this clause (m) during the term of this Agreement shall not exceed 15.0% of the Consolidated Total Assets as of the last day of the immediately preceding fiscal year of the Borrower; and (v) the Net Proceeds of such sales, transfers, leases and other dispositions are applied to prepay the Term Loans to the extent required by Section 2.11(c); provided further that the limitations set forth in subclauses (iii) and (iv) of this clause (m) shall not apply with respect to any such sale, transfer, lease or other disposition pursuant to this clause (m) if the Total Net Leverage Ratio, determined on a Pro Forma Basis after giving effect to such sale, transfer, lease or other disposition as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), is not greater than 4.50 to 1.00.

SECTION 6.06. Hedging Agreements. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements required by Section 5.13 or entered into to hedge or mitigate risks to which Holdings, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of Holdings, the Borrower or any Restricted Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of Holdings, the Borrower or any Restricted Subsidiary.

SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(b) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Equity Interests;

(c) the Borrower may, and the Borrower may make Restricted Payments to Holdings so that Holdings may, make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans approved by the Borrower’s board of directors for directors, officers or employees of Holdings, the Borrower and the Restricted Subsidiaries;

(d) the Borrower may make Restricted Payments to Holdings at such times and in such amounts (i) as shall be necessary to permit Holdings to discharge its general corporate and overhead expenses (including franchise taxes and directors fees) incurred in the ordinary course of business and directly attributable to (or arising as a result of) the operations of the Borrower and the Restricted Subsidiaries, (ii) as shall be necessary to permit Holdings to make scheduled interest payments in respect of Indebtedness and scheduled dividend payments in respect of preferred Equity Interests, in each case incurred or issued by Holdings and (iii) as shall be necessary to pay the Tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and the Restricted Subsidiaries; provided, however, that (A) the amount of Restricted Payments pursuant to subclause (iii) of this clause (d) shall not exceed the amount that the Borrower and the Restricted Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower and the Restricted Subsidiaries to pay such taxes as stand-alone taxpayers, (B) all Restricted Payments made to Holdings pursuant to this clause (d) are used by Holdings for the purposes specified herein within three Business Days after Holdings’s receipt thereof and (C) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e) the Borrower and any Restricted Subsidiary may make any Restricted Payment required to effect a REIT Conversion, including, for the avoidance of doubt, any Restricted Payment necessary to satisfy the requirements of Section 857(a)(2)(B) of the Code (or any successor provision);

(f) following a REIT Conversion and for so long as Holdings, the Borrower or any Restricted Subsidiary is a REIT, the Borrower and the Restricted Subsidiaries may make any Restricted Payment; provided that the aggregate amount of such Restricted Payments do not exceed, for any four consecutive fiscal quarters of Holdings or the Borrower, as applicable, occurring from and after the consummation of the REIT Conversion, such amount as may be required for Holdings, the Borrower or any Restricted Subsidiary, as applicable, to continue to qualify as a REIT or to avoid the imposition of income or excise taxes on Holdings, the Borrower or any Restricted Subsidiary; and

(g) the Borrower and the Restricted Subsidiaries may make Restricted Payments so long as (i) the Total Net Leverage Ratio, determined on a Pro Forma Basis after giving effect to such Restricted Payment as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d), is not greater than 5.50 to 1.00 and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b)

transactions between or among (i) the Loan Parties not involving any other Affiliate or (ii) Restricted Subsidiaries that are not Loan Parties not involving any other Affiliate, (c) loans or advances to employees permitted under Section 6.04(f), (d) payroll, travel and similar advances to cover matters permitted under Section 6.04(g), (e) the payment of reasonable fees to directors of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Borrower or the Subsidiaries in the ordinary course of business, (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (g) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (h) any payments made pursuant to the Management Agreements, (i) any Restricted Payment permitted by Section 6.07, (j) transactions expressly permitted under any Securitization Document and (k) transactions expressly permitted by clause (v) of Section 6.03(a).

SECTION 6.09. Restrictive Agreements. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (C) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (D) restrictions and conditions imposed by any Securitization Document, (E) restrictions and conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (F) restrictions and conditions imposed by any Indebtedness incurred in compliance with Section 6.01 or any agreement pursuant to which such Indebtedness is issued if the restriction or condition applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the restriction or condition is not materially disadvantageous to the Lenders than is customary in comparable financings (as determined by the Borrower) and the Borrower determines that any such restriction or condition shall not materially affect the Borrower’s ability to pay interest or principal, when due, on the Loans, (G) restrictions and conditions imposed by any Indebtedness incurred pursuant to Section 6.01(a)(xiv); provided that the Borrower determines that any such restriction or condition shall not materially affect the Borrower’s ability to pay interest or principal, when due, on the Loans, and (H) restrictions and conditions existing on the date hereof and identified on Schedule 6.09 (or to any extension or renewal of, or any amendment, modification or replacement not expanding the scope of, any such restriction or condition); (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v) or (vi) of Section 6.01(a) if such restrictions and conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases and other agreements restricting the assignment thereof, (C) customary restrictions and conditions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property, (D) any agreements governing any investment in any joint venture (other than a Restricted Subsidiary) that limit the ability to grant a security interest in the Equity Interests of such joint venture and (E) Liens permitted to be incurred pursuant to Section 6.02 that limit the right of the debtor to transfer the assets subject to such Liens; and (iii) clause (b) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (vi) of Section 6.01(a) if such restrictions and conditions apply only to such Restricted Subsidiary and (B) restrictions imposed by the organizational documents of the Borrower or any Restricted Subsidiary as in effect as of the date hereof.

SECTION 6.10. Amendment of Material Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, bylaws or other organizational documents (in each case, except to the extent required by applicable law) or (b) any Securitization Document in effect on the Effective Date (other than in connection of any extension, renewal, replacement or refinancing thereof permitted under Section 6.01(a)), in each case if the effect of such amendment, modification, waiver, termination or release (when taken as a whole together with any other such actions contemporaneously effected) could reasonably be expected to be materially adverse to the Lenders.

SECTION 6.11. Interest Expense Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 2.50 to 1.00.

SECTION 6.12. Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period:

September 30,
Period	Ratio
Effective Date through December 31, 2013	6.00 to 1.00
March 31, 2014 and thereafter	5.50 to 1.00

SECTION 6.13. Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year to end on a day other than December 31 nor (b) change its method of determining fiscal quarters.

SECTION 6.14. Designation of Unrestricted Subsidiaries as Restricted Subsidiaries. The Borrower may designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) the Borrower is in compliance on a Pro Forma Basis after giving effect to such designation with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to have been delivered pursuant to Section 5.01(b) or 5.01(d). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any investment, Indebtedness or Liens of such Unrestricted Subsidiary existing at such time. For purposes of clarity, any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 6.15. Designation of Restricted Subsidiaries as Unrestricted Subsidiaries. The Borrower will not designate a Restricted Subsidiary as an Unrestricted Subsidiary other than concurrently with the creation or acquisition thereof.

ARTICLE VII

Events of Default

If any of the following events (each such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower) or 5.10 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (iii) the amortization of Indebtedness as a result of the commencement of an amortization period (or analogous concept) or the occurrence of an anticipated repayment date (or analogous concept), in each case in accordance with the applicable Securitization Indenture governing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Holdings, the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Article;

(j) Holdings, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 (other than any such judgment covered by insurance to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred with respect to a Plan, or an event analogous in all relevant respects to an ERISA Event shall have occurred with respect to a Foreign Pension Plan, that, when taken together with all other ERISA Events (or such analogous events) that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Holdings, the Borrower or any Restricted Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14 or (iii) as a result of the Administrative Agent’s failure (so long as such failure does not result from the breach or non-compliance by any Loan Party with any Loan Document) to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(o) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or

(p) a Change in Control shall occur,

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of a Majority in Interest of Revolving Lenders (with respect to the Revolving Commitments in clause (i) below) or the Required Lenders, as applicable, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints The Royal Bank of Scotland plc and its successors to serve as administrative agent and collateral agent under the Loan Documents (and The Royal Bank of Scotland plc hereby accepts such appointment) and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents);

provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct(such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, any determination of the Revolving Exposure or the component amounts thereof or of the Weighted Average Yield.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign upon 30 days notice of its intent to resign from its capacity as such to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject (unless an Event of Default under clauses (a), (b), (h) or (i) of Article VII with respect to the Borrower shall have occurred and be continuing) to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in the United States of America or an Affiliate of any such bank. Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments (except for indemnity payments owed to the retiring Administrative Agent) required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations and no Cash Management Services which constitute Secured Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or such Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Article (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including the reasonable fees, charges and disbursements of counsel) that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct; provided further that the obligations of the Lenders set forth in this paragraph are several (and not joint and several).

Notwithstanding anything herein to the contrary, neither any Arranger nor any Person named on the cover page of this Agreement as a syndication agent, a documentation agent, a bookrunner or a senior managing agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Holdings or the Borrower, to it at 1220 Augusta Drive, Suite 500, Houston, Texas 77057, Attention of Treasurer and General Counsel (Fax No. (713) 570-3150);

(ii) if to the Administrative Agent, to it at 600 Washington Blvd., Stamford, Connecticut 06901, Attention of Joyce Raynor (Fax No. (203) 873-3569);

(iii) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv) if to the Swingline Lender, to it at 600 Washington Blvd., Stamford, Connecticut 06901, Attention of Joyce Raynor (Fax No. (203) 873-3569); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received;

notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in such paragraph.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. Holdings and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Sections 2.21, 2.22, 2.23 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory reduction of the Commitments, if adopted with the consent of the Required Lenders, shall not constitute an increase of any Commitment), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (in each case, other than as a result of any change in the definition of the term “Total Net Leverage Ratio” or in any component thereof), in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment of the Loans or mandatory reduction of the Commitments, if adopted with the consent of the Required Lenders, shall not constitute any postponement referenced in this clause (iii)), (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of the term “Required Lenders”, “Majority in Interest” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section 9.02 and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (vi) release Holdings or all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents)), (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents)), (viii) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class or (ix) change the rights of the Tranche B Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche B Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche B Term Loans or Incremental Term Loans of such Class, as applicable; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except (I) with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification or (II) the amendment of this subclause (1), in each case which requires the consent of each applicable Defaulting Lender, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, the Swingline Lender or any Issuing Bank stating that it objects to such amendment, (3) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.21, the extension of the Maturity Date as provided in Section 2.22 and the incurrence of Refinancing Commitments and Refinancing Loans as provided in Section 2.23, in each case without any additional consents and (4) no agreement referred to in the immediately preceding sentence shall waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (with respect to the Revolving Commitments) or the Majority in Interest of the Tranche A Term Lenders (with respect to the Tranche A Term Commitments) (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02).

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v), (viii) or (ix) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement with respect to the affected Class (or Classes) of Loans or Commitments to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees (including any fee payable pursuant to Section 2.11(h) if the effect of the proposed amendment or modification is a Repricing Transaction) and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e) Any waiver, amendment or other modification effected in accordance with this Section 9.02, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Holdings and the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for any of the foregoing, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Bookrunner, the Syndication Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single counsel for all the Indemnitees and one local counsel for all the Indemnitees in each relevant local jurisdiction (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and retains its own counsel, of another firm of counsel for such affected Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) a violation of, or noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower or any Subsidiary or any of their respective properties or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall use commercially reasonable efforts to work cooperatively with Holdings and the Borrower with a view to minimizing the legal and other expenses associated with any defense and any potential settlement or judgment with respect to any claim, litigation, investigation or proceeding referenced in this paragraph. Settlement of any claim or litigation involving any material indemnified amount shall require the advance written approval of the Borrower (such approval not to be unreasonably withheld or delayed) unless such settlement (A) includes an unconditional release of Holdings, the Borrower and the Subsidiaries, and each of their respective Related Parties, from all liability or claims that are the subject matter of such proceeding and (B) does not include any statement as to any admission of fault.

(c) To the extent that Holdings and the Borrower fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank, or the Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section 9.03, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d) To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their respective Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrower may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), any Arranger, the Syndication Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, any Arranger, the Syndication Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment and delegation to a Lender, an Affiliate of a Lender, an Approved Fund or, if a payment Default or an Event of Default has occurred and is continuing, any other Eligible Assignee; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by notice to the Administrative Agent within five Business Days after having received notice thereof, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (C) each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure and (D) the Swingline Lender, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) with respect to any assignment pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and, subject to the terms of the applicable Assignment and Assumption, to any interest, fees and other amounts payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment and delegation required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 9.04 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.04 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Purchasing Borrower Parties. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with this paragraph (which assignment and delegation will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(i) no Event of Default has occurred and is continuing or would result therefrom;

(ii) each Auction Purchase Offer shall be made to all Term Lenders of each applicable Class ratably and shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;

(iii) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iv) for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Commitments or Revolving Loans to a Purchasing Borrower Party;

(v) to the extent permitted by applicable law and not giving rise to any adverse tax consequence, any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated EBITDA); provided that, if the cancellation of any such Term Loans is not permitted by applicable law or gives rise to adverse tax consequences, then the Purchasing Borrower Party holding such Term Loans shall be subject to the limitations set forth in the second and third paragraphs of this paragraph;

(vi) the Purchasing Borrower Party shall not have any MNPI that has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any initiation of an Auction by such Purchasing Borrower Party, except to the extent that such Lender has entered into a customary “big boy” letter with Holdings or the Borrower; provided that no Lender shall be required to enter into any such “big boy” letter; and

(vii) no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Purchasing Borrower Party holding any Term Loans shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and/or the Lenders to which representatives of Holdings, the Borrower and the Subsidiaries are not invited, (ii) receive any information or material prepared by the Administrative Agent, any Arranger or any Lender or any communication by or among the Administrative Agent, the Arrangers and/or the Lenders, except to the extent such information or materials have been made available to Holdings, the Borrower, any Subsidiary or their respective representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any the Administrative Agent, any Issuing Bank or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent, any Issuing Bank or any Lender under this Agreement or any other Loan Document.

Furthermore, notwithstanding anything in Section 9.02 or the definition of the term “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to this Agreement or any other Loan Document or (iii) directed or required the Administrative Agent, any Issuing Bank or any Lender to undertake any action (or refrain from taking any action) with respect to or under this Agreement or any other Loan Document, all Term Loans held by any Purchasing Borrower Party holding any Term Loans shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the requisite vote of any Class of Lenders have taken any actions.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations of Holdings or the Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and any such Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of Holdings and the Borrower hereby agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, to the extent not otherwise prohibited by such applicable law or regulation or by such subpoena or similar legal process, the Administrative Agent, the applicable Lender or the applicable Issuing Bank, as applicable, shall provide Holdings and the Borrower with reasonable advance written notice of any such disclosure (and the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall cooperate with Holdings and the Borrower to limit any such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Holdings, the Borrower or any other Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the written consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a disclosure known by the Administrative Agent, the applicable Lender or the applicable Issuing Bank to be a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower. For purposes of this Section 9.12, “Information” means all information received from Holdings or the Borrower in connection with this Agreement, any other Loan Document or any other agreement or instrument entered into in connection with the facilities described herein relating to Holdings, the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. (a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction or the occurrence of any event or circumstance permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Designated Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In addition to the foregoing, the Liens created by the Loan Documents shall be released when all the Loan Document Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been paid in full and the Lenders have no further Commitments, the LC Exposure has been reduced to zero (including as a result of obtaining consent of the applicable Issuing Bank as described in Section 9.05) and the Issuing Banks have no further obligation to issue Letters of Credit.

(b) In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.14.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable.

SECTION 9.16. No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to Holdings, the Borrower or any of their Affiliates. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to Holdings, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b) Holdings, the Borrower and each Lender acknowledge that, if information furnished by Holdings or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that Holdings or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Holdings or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Holdings and the Borrower without liability or responsibility for the independent verification thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CROWN CASTLE INTERNATIONAL CORP.,

by	/s/ W. Benjamin Moreland
	Name:	W. Benjamin Moreland
	Title:	President & CEO

CROWN CASTLE OPERATING COMPANY,

by	/s/ W. Benjamin Moreland
	Name:	W. Benjamin Moreland
	Title:	President & CEO

[Signature Page – Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, individually as a Lender and as Administrative Agent, an Issuing Bank and Swingline Lender,

by	/s/ Matthew Pennachio
	Name:	Matthew Pennachio
	Title:	Vice President

[Signature Page – Credit Agreement]

BANK OF AMERICA, N.A., as a Lender,

by	/s/ Jay D. Marquis
Name: Jay D. Marquis
Title: Director

[Signature Page – Credit Agreement]

SUNTRUST BANK, as Lender

By	/s/ Kevin Curtin
Name: Kevin Curtin
Title: Director

[Signature Page – Credit Agreement]

Toronto Dominion (New York) LLC, as Lender

By	/s/ Vicki Ferguson
Name: Vicki Ferguson Title: Authorized Signatory

[Signature Page – Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender,

by	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent,

by	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Vice President

[Signature Page – Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By	/s/ D. W. Scott Johnson
Name: D. W. Scott Johnson
Title: Authorized Signatory

[Signature Page – Credit Agreement]

Barclays Bank PLC, as Lender

By	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

[Signature Page – Credit Agreement]

Credit Agricole Corporate and Investment Bank, as Lender

By	/s/ Tanya Crossley
Name: Tanya Crossley
Title: Managing Director

By	/s/ Kestrina Budina
Name: Kestrina Budina
Title: Director

[Signature Page – Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ Goh Siew Tan
Name: Goh Siew Tan Title: Vice President

[Signature Page – Credit Agreement]

CITIBANK, N.A., as Lender

By	/s/ Laura Fogarty
Name: Laura Fogarty Title: Vice President

[Signature Page – Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender

By	/s/ Jose Carlos
Name: Jose Carlos Title: Vice President

[Signature Page – Credit Agreement]

Deutsche Bank Trust Company Americas, as Lender

By	/s/ Anca Trifan
Name: Anca Trifan Title: Managing Director

By	/s/ Marguerite Sutton
Name: Marguerite Sutton Title: Director

[Signature Page – Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ M. Colin Warman
Name: M. Colin Warman Title: Assistant Vice President

[Signature Page – Credit Agreement]

CADENCE BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ William Bobbora
Name: William Bobbora Title: Senior Vice President

[Signature Page – Credit Agreement]

Regions Bank, as Lender

By	/s/ Larry Stephens
Name: Larry Stephens Title: Sr. Vice President

[Signature Page – Credit Agreement]